Exhibit 10.11
MANAGEMENT AGREEMENT
BY AND BETWEEN
EXTERRAN, INC.,
AS THE MANAGER,
EXTERRAN ABS 2007 LLC,
AS THE ISSUER, AND
EXTERRAN ABS LEASING 2007 LLC, AS THE ABS LESSOR
AUGUST 20, 2007
ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF EACH OF EXTERRAN ABS 2007 LLC AND EXTERRAN ABS LEASING 2007 LLC HAS BEEN ASSIGNED TO AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, UNDER AN INDENTURE, DATED AS OF AUGUST 20, 2007, FOR THE BENEFIT OF THE PERSONS REFERRED TO THEREIN.

(i)

(ii)

(iii)

Page
20.13 WAIVER OF JURY TRIAL	36
20.14 Waiver of Immunity	36
20.15 Judgment Currency	37
20.16 Limitation on Payment	37
20.17 Rights of Series Enhancer	37
EXHIBITS AND SCHEDULES

Exhibit A	FORM OF ASSET BASE CERTIFICATE
Exhibit B	CREDIT AND COLLECTION POLICIES
Exhibit C	FORM OF MANAGER REPORT
Exhibit D	OVERHAUL POLICY
Schedule 5.7(a)	SUBLIMIT TO PERILS SCHEDULE

(iv)

MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT, dated as of August 20, 2007 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and between EXTERRAN ABS 2007 LLC, a limited liability company formed under the laws of the State of Delaware, whose principal office is at 4444 Brittmoore Road, Houston, Texas 77041 (together with its successors and permitted assigns, the “Issuer”), EXTERRAN ABS LEASING 2007 LLC, a limited liability company formed under the laws of the State of Delaware, whose principal office is at 4444 Brittmoore Road, Houston, Texas 77041 (together with its successors and permitted assigns, the “ABS Lessor”) and EXTERRAN, INC., a corporation organized under the laws of the State of Texas whose principal office is at 4444 Brittmoore Road, Houston, Texas 77041 (together with its successors and permitted assigns, “EI”), as the initial Manager hereunder (in such capacity, together with any Replacement Manager appointed hereunder, including, upon the occurrence of the Management Replacement Date under and as defined in the Back-up Management Agreement, the Back-up Manager, the “Manager”).
RECITALS
     WHEREAS, the ABS Lessor, a subsidiary of the Issuer, leases certain of the Owner Compressors to the Issuer;
     WHEREAS, the Issuer is lessee from the ABS Lessor of certain of the Owner Compressors and the owner of any remaining Owner Compressors;
     WHEREAS, the Manager is in the business of providing contract compression services relating to the use of Compressors to various Users thereof;
     WHEREAS, the Issuer, the ABS Lessor and the Manager desire to enter into this Agreement pursuant to which the Manager will operate, maintain, manage and provide contract compression services for the Owner Compressors to Users on behalf of the Issuer, and the ABS Lessor;
     WHEREAS, the ABS Lessor acknowledges that its revenues are expected to be derived solely from lease rentals received from the Issuer and the Issuer’s operating revenues, in turn, are expected to be derived solely from contract compression services for Owner Compressors provided to Users; and
     WHEREAS, the ABS Lessor acknowledges that if there were no services (as described below) provided by the Manager, the ability of the ABS Lessor to obtain revenue would be materially impaired;
     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS
     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Indenture, dated as of August 20, 2007 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), among the Issuer, the ABS Lessor and Wells Fargo Bank, National Association, as indenture trustee (together with its successors and assigns, the “Indenture Trustee”), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Agreement.
2. APPOINTMENT OF THE MANAGER
     2.1 Appointment. Upon the terms and conditions hereinafter provided, each of the Issuer and the ABS Lessor hereby appoint EI as the initial Manager of the Owner Compressors. The Manager shall be responsible for providing contract compression services, maintaining, operating and managing the Owner Compressors on behalf of the Issuer. The ABS Lessor consents to and joins in with the contract engaging the Manager for the purpose of assuring that the Owner Compressors are under management as provided herein. . EI, as initial Manager, and each other Replacement Manager as may from time to time become Manager hereunder, hereby accepts such appointment and agrees to so maintain, operate and manage the Owner Compressors, and provide contract compression services therefor, in accordance with this Agreement.
     2.2 Standard of Performance. In performing its obligations hereunder (including Manager’s obligations (x) to identify Collections that are allocable to the Securitization Collateral and (y) to perform its obligations under the Intercreditor Agreement), the Manager shall use such efforts which are in accordance with the Services Standard. The duties of the Manager will be limited to those expressly set forth in this Agreement and the Related Documents and the Manager will not have any fiduciary or other implied duties or obligations to the Issuer or any of its assignees.
     2.3 Conflicts of Interest. Except as otherwise permitted, the Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis. Without prejudice to the generality of the foregoing, the Manager will not discriminate between the Owner Compressors and the Other Exterran Compressors (or, in the case of any Manager other than EI or an Exterran Affiliate, Compressors or any other equipment of a type similar to the Owner Compressors that is owned, managed or for which contract compression services are provided by such Manager for its own account) on any basis which could reasonably be considered discriminatory or adverse; provided, however, notwithstanding the foregoing to the contrary, the Manager’s management of the Compressors owned or leased by EXLP Operating LLC (“EXLPOP”) and its Subsidiaries that are subject to service contracts with Persons that are not Users of Owner Compressors shall be excluded from the application of this covenant for all purposes until April 30, 2009.
     2.4 Similar Services. It is expressly understood and agreed that nothing herein shall be construed to prevent, prohibit or restrict the Manager or any Affiliate of the Manager from providing the same or similar services as those provided under this Agreement to any other

Person or from manufacturing, selling, owning, providing contract compression services, managing, maintaining, operating or otherwise dealing with Compressors on its or others’ behalf; provided that no such activity shall in any way reduce the obligations of the Manager hereunder to comply with the Services Standard.
     2.5 Use of Affiliates, Assignment of Rights and Obligations. (a) Each of the Issuer and ABS Lessor hereby consents to and agrees that, in performing its duties hereunder, the Manager may further contract with, or delegate to, its Affiliates to provide any or all services to be provided by the Manager pursuant to this Agreement; provided that the Manager shall remain liable for all services to be provided and which any of its Affiliates have been contracted to perform; and provided, further, that the Manager shall be solely responsible for the payment of all fees and expenses (which shall be negotiated and determined at an arm’s-length basis) owing to all such Affiliates.
          (b) Each of the Issuer and ABS Lessor hereby agrees that EI may assign all of its rights, duties and obligations as Manager under this Agreement and the other Related Documents to which the Manager is a party to an Exterran Affiliate upon satisfaction of all of the following conditions:
     (i) Such Exterran Affiliate shall, simultaneously with such assignment, assume the responsibilities for all, or substantially all, of the Domestic Contract Compressor Business of Exterran;
     (ii) Such Exterran Affiliate shall (A) be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (B) expressly assume, by supplemental agreement (in form and substance satisfactory to the Requisite Global Majority) executed by such Exterran Affiliate, all of the rights, obligations and duties of EI under this Agreement and the other Related Documents to which EI is a party; and (C) deliver such documents, agreements, and amendments and Opinions of Counsel, as the Requisite Global Majority may reasonably require in connection with such assumption; and
     (iii) The Manager Guarantor confirms in a written agreement acceptable to the Requisite Global Majority that the Manager Guaranty remains in full force and effect with respect to the obligations of the Exterran Affiliate under this Agreement.
Upon satisfaction of all of the foregoing conditions, EI shall be released from its obligations as Manager under this Agreement other than obligations arising on or prior to the date of such transfer.
     2.6 Relationship between the Issuer, the ABS Lessor and the Manager. All of the functions, duties and services performed by the Manager under this Agreement shall be performed by the Manager as an independent contractor and not as an agent of the Issuer or the ABS Lessor except to the limited extent set forth in the following sentences. The Manager does not have the authority to act as an agent of the Issuer or the ABS Lessor and the Manager, in its capacity as such, does not, except as to the execution of User Contracts with respect to the

Owner Compressors, have the authority to bind the Issuer or the ABS Lessor or their assets. The Manager is authorized to act as the agent of the Issuer (and, to the extent relevant to the particular situation, of the ABS Lessor) with respect to administering, collecting, reporting and remitting sales, use and other taxes due from Users. Neither the Issuer nor the ABS Lessor shall have any liability for the acts of the Manager. The foregoing provision regarding liability shall not affect the ability of a state or other taxing authority to hold the Issuer (or, to the extent relevant to the particular situation, the ABS Lessor) liable for sales, use or similar taxes that the Manager fails to collect from the Users, including related penalties and interest. Any fee or other compensation payable by the Issuer to the Manager is an ordinary and necessary business expense of the Issuer. No fee is anticipated to be paid by the ABS Lessor to the Manager, it being understood that the compensation received by the Manager from the Issuer is the full compensation to which the Manager is to be entitled for all services to be rendered to both the Manager and ABS Lessor pursuant to the terms of this Agreement.
     2.7 Back-up Manager. If the Back-up Manager or any other Person shall become the Replacement Manager, then the Requisite Global Majority shall have the right to appoint another Eligible Back-up Manager as Back-up Manager.
3. MANAGEMENT TERM
     3.1 Duration of Management Term. The Management Term shall commence as of the Closing Date and shall continue in force with respect to an Owner Compressor until the earliest to occur of: (i) the occurrence of a Compressor Termination Event with respect to such Owner Compressor, (ii) the date on which the Indenture is discharged in accordance with its terms and all Outstanding Obligations (including all amounts owing to any Series Enhancer pursuant to any Enhancement Agreement) have been paid in full, and (iii) with respect to any Manager, the removal and replacement of the Manager in accordance with the provisions of Section 12 hereof. Except as set forth in this Section 3 or Section 12 hereof, the rights and obligations of the Manager hereunder may not be terminated by, or on behalf of, the Issuer for any reason.
     3.2 Resignation by the Manager. Neither EI nor any successor Manager may resign from its obligations and duties as the Manager hereunder, except upon (a) an assignment pursuant to Section 2.5(b), or (b) a determination that the performance by EI or such successor Manager, as the case may be, of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to the Requisite Global Majority, to such effect addressed and delivered to the Indenture Trustee (on behalf of the Noteholders, each Series Enhancer and the other Persons specified in the Indenture), the Issuer and each Series Enhancer. No such resignation under clause (b) of the preceding sentence will become effective until a Replacement Manager has assumed the obligations and duties of the Manager under this Agreement in accordance with the terms hereof.
     3.3 Termination with Respect to an Owner Compressor. Notwithstanding the other provisions of this Section 3 to the contrary (but subject to the provisions of Section 12), the Management Term shall terminate with respect to any Owner Compressor which is subject to a Casualty Loss, sold, foreclosed upon, lost, stolen, damaged beyond repair, requisitioned (other than a temporary requisition for a period of not more than 180 days) by any Governmental

Authority, worn out, unsuitable for use or economically obsolete (any of the foregoing, a “Compressor Termination Event”) as of the date of such Compressor Termination Event after the deposit into the Trust Account of all Casualty Proceeds or other amounts received with respect to the Casualty Loss, sale, foreclosure, other loss, theft, damage, requisition, obsolescence or unsuitability of such Owner Compressor. The Issuer and the Manager shall notify the other party and the Indenture Trustee promptly after it obtains knowledge of any Compressor Termination Event.
4. OWNERSHIP OF OWNER COMPRESSORS
     4.1 Retention of Title. The Issuer or the ABS Lessor, as the case may be, shall at all times retain full legal and equitable title to the Owner Compressors, notwithstanding the management thereof by the Manager hereunder. The Manager shall not make reference to or otherwise deal with or treat the Owner Compressors in any manner except in conformity with this Section 4.1.
     4.2 Liens. The Manager will promptly pay or discharge any and all sums claimed by any party which, if unpaid, might become a Lien, charge, security interest or other encumbrance upon or with respect to any Owner Compressor, including any accession thereto, or any part thereof or the interest of the Issuer therein other than Permitted Encumbrances (each a “Lien Claim”) and will promptly discharge any Lien Claim which arises; provided, however, that the Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith, in a reasonable manner and by appropriate legal proceedings, and the nonpayment thereof does not, in the commercially reasonable opinion of the Manager, adversely affect the title, property or rights of any Entitled Party thereto. Without limiting the generality of this Section 4.2, the Manager shall be required to pay or discharge any Lien Claim (1) that results from an act or omission by the Manager with respect to which the Manager would not be entitled to indemnification pursuant to Section 16 hereof (“Manager Malfeasance”) or (2) if prior to such payment or discharge, the Manager receives from the Issuer the amount thereof (the “Owner Lien Claim Amount”). If any Lien Claim shall have resulted from Manager Malfeasance and shall have been paid by the Issuer, whether directly or by payment of the Owner Lien Claim Amount to the Manager, then, in either case, the Manager shall promptly reimburse the Issuer, upon presentation of an invoice therefor.
5. DUTIES/RIGHTS OF THE MANAGER
     5.1 Duties of the Manager. Subject to the terms and provisions hereof, the Manager shall provide the services specified in this Section 5 to, and on behalf of, the Issuer and the ABS Lessor during the Management Term with respect to the Owner Compressors. The parties hereto acknowledge and agree that, if an Owner Compressor is then subject to a User Contract, the User under such User Contract may provide certain of the obligations set forth in Sections 5.6, 5.7, 5.8 and 5.9 hereof.
     5.2 Marketing.
          (a) During the Management Term, the Manager shall market, service, maintain, operate and provide contract compression services for the Owner Compressors consistent with the Services Standard. In addition, for so long as EI or an Exterran Affiliate is the Manager, EI or such Exterran Affiliate as Manager shall keep the Owner Compressors under User Contracts subject to approximately the same (and not materially lower) utilization rates and contract rates and in the same manner as the Other Exterran Compressors. In addition, the Manager shall, consistent with the Services Standard, negotiate the terms and conditions of all User Contracts; provided that the terms and conditions of such User Contracts must be consistent with those of User Contracts for the Other Exterran Compressors viewed as a single group (or, if the Manager is not EI or an Exterran Affiliate, any Compressors or equipment of a type similar to the Owner Compressors, for which contract compression services are provided, operated or managed by such Manager for its own account and third parties other than the Issuer and the ABS Lessor) and, in any event, must comply with (i) then generally accepted industry standards, (ii) for so long as the Manager is EI or an Exterran Affiliate, the terms of the Contribution Agreement and (iii) the requirements of the Related Documents. Notwithstanding the foregoing to the contrary, the Manager’s management of the Compressors owned or leased by EXLPOP, and its Subsidiaries shall be excluded from the application of this covenant for all purposes until April 30, 2009.
          (b) In performing its marketing duties pursuant to this Section 5.2, the Manager shall use its best efforts to comply with the applicable concentration limits set forth in Appendix A to the Indenture in the definitions of Excess 499 H/P Amount, Excess 999 H/P Amount and Excess Customer Concentration Amount.
     5.3 Contract and Administration Obligations. The Manager shall, consistent with the Services Standard, cause to be performed when due, on behalf of the Issuer (and, if applicable, the ABS Lessor), all of the Issuer’s (or, where applicable, the ABS Lessor’s) performance obligations under the User Contracts and the other Related Documents to which the Issuer is a party; provided, however, that nothing contained herein shall be construed as creating credit recourse to the Manager for (i) the principal balance of, and accrued interest or Commitment Fees on, the Notes or other amounts owing by either the Issuer or ABS Lessor under the Related Documents or (ii) indemnification payments otherwise the obligation of the Issuer or the ABS Lessor pursuant to the Related Documents (except to the extent that the Manager would otherwise be liable for such indemnification payment pursuant to the provisions of Section 16 hereof).
     5.4 Billing and Other Information. During the Management Term, the Manager shall bill, on behalf of the Issuer (and, if applicable, the ABS Lessor), for all contract payments and other sums due to the Issuer with respect to those Owner Compressors then subject to a User Contract and shall also be responsible for the collection thereof. Such bills may be prepared in summary format for all Compressors for which contract compression services are provided to a User, but shall contain a detailed listing of each Compressor so contracted.
     5.5 Defaults by Users; Contract Amendments and Waiver.
          (a) In the event of any breach or default by a User under a User Contract, the Manager shall, consistent with the Services Standard, take appropriate remedial action, in the name of the Issuer (which action the ABS Lessor hereby agrees shall also bind the ABS Lessor), with respect to such defaulted User Contract including, without limitation, (i) the termination of such User Contract as to any or all Owner Compressors subject thereto, (ii) the recovery of possession of any or all Owner Compressors subject thereto and (iii) the enforcement of any other rights or remedies of the Issuer under such User Contract, including, without limitation, the right to payment for any contract compression services or payment of other amounts owed by such User under such User Contract. In furtherance of the foregoing, the Manager shall, consistent with the Services Standard, (i) institute and prosecute such legal proceedings in the name of the Issuer or the ABS Lessor as is permitted by Applicable Law in order to accomplish the foregoing, (ii) settle, compromise and/or terminate such proceedings or (iii) reinstate such User Contract; provided that the Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment, the Manager would not take such action if such Owner Compressors were Other Exterran Compressors (or, if the Manager is not EI or an Exterran Affiliate, Compressors or equipment of a type similar to the Compressors that is owned, managed, maintained, operated or for which contract compression services are provided by such Manager for its own account and third parties other than the Issuer and the ABS Lessor). All amounts expended by the Manager in performing its obligations pursuant to the provisions of this Section 5.5, after reduction of such amounts for enforcement costs actually received by the Manager pursuant to the terms of the related User Contracts, shall be a Reimbursable Service. The Issuer reserves the right to take, upon written notice to the Manager, in its sole discretion, any or all of the actions described in this Section 5.5 directly in its own name and on its own behalf. In such an event the Manager, at the Issuer’s expense, shall cooperate with the Issuer (or its designee or assignee) and provide the Issuer (or its designee or assignee) with such assistance as the Issuer may reasonably request.
          (b) In performing its obligations hereunder, the Manager may, acting in the name of the Issuer or the ABS Lessor and without the necessity of obtaining the prior consent of the Issuer, the ABS Lessor or any Entitled Party, grant consents or enter into and grant modifications, waivers and amendments to the terms of any User Contract except for consents, modifications, waivers or amendments that (x) are inconsistent with the Services Standard or (y) contravene (or permit the contravention of) any provision of the Indenture (including without limitation, Sections 636 through 649 thereof).
     5.6 Maintenance; Manager’s Expenses.
          (a) The Manager shall, consistent with the Services Standard, cause the Owner Compressors to be maintained in good operating order and condition. The standard for such maintenance shall be the highest of the following: (i) any standard required or set forth for the Owner Compressors by Applicable Law, (ii) the Services Standard, and (iii) with respect to the Owner Compressors provided to any User, any standard set forth in the related User Contract. All amounts expended by the Manager for maintenance (other than an overhaul made in compliance with Section 5.6(b) hereof) of the Owner Compressors, after reduction of such amounts for maintenance payments actually received by the Manager pursuant to the terms of any related User Contract, shall be at the expense of the Manager.
          (b) The Manager shall conduct, or cause to be conducted, overhauls of the Owner Compressors at such intervals and in such detail as it conducts overhauls of the Other Exterran Compressors (or, if the Manager is not EI or an Exterran Affiliate, Compressors or equipment of a type similar to the Compressors that are owned, maintained, operated, managed or for which contract compression services are provided by such Manager for its own account and third parties other than the Issuer and the ABS Lessor).

          (c) Maintenance, modifying, repackaging and/or overhauls of the Owner Compressors may be performed by the Manager or third parties as reasonably determined by the Manager. For maintenance, modifying, repackaging and/or overhauls of the Owner Compressors, the Issuer will pay for (i) materials, supplies and parts at the Manager’s actual out-of-pocket cost therefor and (ii) labor at hourly rates established by the Manager from time to time; provided that such costs and rates are reasonable and consistent with industry expenses for such services (the sum of (i) and (ii), the “Overhaul Fee”). Such hourly rates shall be based upon the Manager’s direct costs of labor plus amounts for the Manager’s plant or facility overhead based on the Manager’s job cost system for allocating overhead.
     5.7 Insurance.
          (a) The Manager will cause to be carried and maintained, at its sole expense (unless insured in a manner consistent with this paragraph by Users), with respect to all Owner Compressors at all times during the Management Term thereof and for the geographic area in which any Owner Compressor is at any time located (i) physical damage insurance insuring against risks of physical loss or damage to the Owner Compressors (“Property Insurance”) with an aggregate annual loss limit of not less than $20,000,000 per occurrence except for certain perils which have sub-limits in the amounts set forth on Schedule 5.7(a) attached hereof, and (ii) liability insurance against liability for bodily injury, death and property damage resulting from the use and operation of the Owner Compressors (“Liability Insurance”) with an aggregate loss limit of not less than $20,000,000 per occurrence except for certain perils which have sub-limits in the amounts set forth on Schedule 5.7(a) hereof and in each case shall be on terms consistent with current practices; provided, however, that if by reason of a force majeure event or other event outside of the control of the Manager, one or more of the terms of such insurance as required hereby are not available in the commercial insurance markets on commercially reasonable terms, the Manager shall nevertheless be deemed to have complied with this Section 5.7 if the Manager obtains such insurance on commercially reasonable terms then available to the Manager with such premiums, deductibles and policy limits that are consistent with industry standards which are reasonably satisfactory to each Series Enhancer. Property Insurance and Liability Insurance shall be subject to deductibles that are consistent with industry standards. The policies of insurance required under this Section 5.7(a) shall be valid and enforceable policies issued by insurers having an A.M. Best Company general policyholder rating of “A-” and a financial rating of “IX” or in each case better or otherwise acceptable to each Series Enhancer and shall provide coverage with respect to incidents occurring anywhere in the United States.
          (b) Such Property Insurance policy or policies will name the Issuer and the Indenture Trustee, individually and on behalf of the Entitled Parties, as the loss payees, as their respective interest may appear, with the ABS Lessor for purposes of this sentence agreeing that any insurable interest it has in the Owner Compressors is subject to administration and management by the Issuer and the Indenture Trustee. Such Liability Insurance policy or policies will name the Issuer, the ABS Lessor and the Indenture Trustee, individually and on behalf of the Entitled Parties, as additional insureds (each an “Additional Insured”). Each such policy shall provide that (i) the insurers waive any claim for premiums and any right of subrogation or setoff against the Additional Insureds, (ii) it may not be invalidated against any Additional Insured by reason of any violation of a condition or breach of warranty of the policies or the application therefor by the Manager or the Issuer, (iii) it may be canceled by the insurer only after no less than ten (10) days’ prior written notice from the Manager’s insurance broker to the Indenture Trustee and each Series Enhancer, and (iv) the insurer will give written notice to the Indenture Trustee and each Series Enhancer in the event of nonpayment of premium by the Manager when due.
          (c) On the initial Series Issuance Date, and thereafter not less than five (5) days prior to the expiration dates of any expiring policies required under this Section 5.7, the Manager shall furnish the Indenture Trustee and each Series Enhancer with certificates of the insurance or replacement insurance coverage required by this Section 5.7.
          (d) Any deductibles or losses that are not covered by either the Property Insurance or Liability Insurance shall be paid by, and for the account of, the Manager. The Manager agrees to promptly, but in any event within three (3) Business Days after receipt of proceeds of such loss, deposit such amounts into the Trust Account or the Purchase Account, as applicable, in accordance with Section 302(b) of the Indenture for distribution in accordance with Section 302 of the Indenture.
          (e) Any Casualty Loss, to the extent recovery is not received from a User, insurance coverage or other external source, shall be borne by the Manager, without reimbursement by the Issuer, to the extent such Casualty Loss is included in the Operations Fee Rate.
     5.8 Taxes. The Manager shall cause to be paid when due, and will indemnify each Entitled Party from and against, all local, state, federal and foreign personal property, sales or use taxes, license fees, assessments, charges, fines, interest and penalties (all such taxes, license fees, assessments, charges, fines, interest and penalties being hereinafter called “Impositions”) hereafter levied or imposed upon any Entitled Party, in connection with or measured by the possession, contract for services, use or operation of any Owner Compressors but excluding any federal, state or local tax calculated based on the taxable income of the applicable Entitled Party. The Manager (whether such Manager is EI or an Exterran Affiliate or a Replacement Manager) will promptly remit all Excluded Payments received by it pursuant to Sections 302(c), 302(d)(2) or 302(e)(2) of the Indenture to the relevant taxing authority. The Manager will also pay (if the Manager is not EI or an Exterran Affiliate, such payments will be paid to the Manager as a Reimbursable Service) all Impositions that might in any way affect the title of the Issuer or the ABS Lessor, as the case may be, or result in a Lien upon any Owner Compressors or result in a Material Adverse Change, in each case, before the same shall become delinquent; provided, however, that the Manager shall not be required to pay any Imposition of any kind so long as it is contesting such Imposition in good faith and by appropriate legal proceedings; provided, further, that the nonpayment thereof shall not, in the reasonable opinion of the Manager, adversely affect the title, property or rights of the Issuer or the ABS Lessor. In the event any reports or returns with respect to Impositions are required to be filed, the Manager will prepare and file such reports or returns, or cause such reports or returns to be prepared and filed, in such manner as to show the interests of the Issuer or the ABS Lessor, as the case may be, in the Owner Compressors, where required by the state or other taxing authority.
     5.9 Compliance with Law. The Manager, at the expense of the Issuer, shall, consistent with the Services Standard, cause the Owner Compressors to comply, and each User Contract entered into or renewed after the date hereof shall require the User thereunder to comply, in all material respects with all Applicable Laws, including to the extent applicable to the Manager and its undertakings hereunder, all laws, rules and regulations promulgated, imposed or monitored by OFAC, and Section 604 of the Indenture. In the event that such Applicable Laws require any alteration of an Owner Compressor, or in the event that any equipment or appliance of an Owner Compressor shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on an Owner Compressor in order to materially comply with such Applicable Laws, the Manager, at the expense of the Issuer, shall make such alteration, change, replacement or addition (a “Mandatory Alteration”); provided, however, that the Manager, in good faith, shall contest the validity or application of any such Applicable Law which it would have contested if the affected Owner Compressor had been an Other Exterran Compressor (or, if the Manager is not EI or an Exterran Affiliate, any Compressors or equipment of a type similar to the Compressors owned, managed, operated or for which contract compression services are provided by the Manager (or any appointed subcontractor) for its own account and third parties other than the Issuer and the ABS Lessor), in any reasonable manner which does not, in the opinion of the Manager, adversely affect the title, property or rights of the Issuer or the ABS Lessor.
     5.10 Records and Information. The Manager shall, consistent with the Services Standard, maintain separate, complete and accurate records relating to the Owner Compressors and all matters covered by this Agreement in the same form and to the same extent as the Manager customarily maintains records in respect of the Other Exterran Compressors (or, if the Manager is not EI or an Exterran Affiliate, any Compressors or equipment of a type similar to the Compressors owned, managed, operated or for which contract compression services are provided by the Manager (or any appointed subcontractor) for its own account and third parties other than the Issuer and the ABS Lessor). The Manager shall promptly, upon request of the Issuer or any Series Enhancer, deliver to the Issuer, such Series Enhancer or any designee of any of the foregoing such records. Upon request, the Manager shall promptly supply the Issuer with all information necessary for the Issuer to prepare all reports required of the Issuer under the Related Documents.
     5.11 User Contract. The Manager shall store at its offices at 4444 Brittmoore Road, Houston, Texas 77041, or at the offices of any of its Affiliates, all written User Contracts and all written compression services documents related thereto, including without limitation, the related Contract File, in a locked, fire retardant storage facility; provided, however that to the extent the Issuer or the Manager uses electronic (as opposed to paper) User Contracts, the Manager will maintain such User Contracts in a secure data storage facility, with restrictions on authority for signatures, document modification and access codes. The Manager shall provide the Issuer, the Indenture Trustee and each Series Enhancer thirty (30) days prior written notice of a change in the location of the Manager’s offices, which shall include the relocation address. Within ninety (90) days after the Closing Date (or, in the case of any Owner Compressor acquired by the Issuer after the Closing Date, within thirty (30) days after the related Purchase Date, Contribution Date or Substitution Date), the Manager shall stamp (or, in the case of any electronic User Contracts, electronically mark conspicuously) the appropriate schedule of equipment attached to each User Contract relating to an Owner Compressor acquired by the Issuer on the Closing Date or any subsequent Purchase Date, Contribution Date or Substitution Date to indicate the Indenture Trustee’s security interest in such User Contract.

     5.12 Other Services. The Manager shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Contracts and other Related Documents or may be reasonably necessary in connection with the ownership, maintenance, and the Domestic Contract Compression Business of the Owner Compressors.
     5.13 Mutual Maintenance and Servicing. So long as the Manager is EI or an Exterran Affiliate, the Manager, the Issuer and the ABS Lessor agree that in order for the Manager to provide mutually beneficial maintenance and servicing of the Owner Compressors in the same manner as it maintains and provides for the Other Exterran Compressors, the Manager is permitted to use parts, engines, inventory or supplies from (x) Other Exterran Compressors to service and maintain the Owner Compressors and the Other Exterran Compressors, and (y) Owner Compressors to service and maintain the Owner Compressors and the Other Exterran Compressors, in all instances in accordance with Sections 2.2 and 2.3 hereof and in the normal and customary business practices of the Manager; provided however, in the event any Owner Compressor is utilized for parts in accordance with the foregoing mutual maintenance and servicing provisions, such Owner Compressor, to the extent not repaired, replaced or rebuilt within 90 days after the date on which such parts or engines were utilized, will become an Ineligible Compressor. The Manager will have the option to replace such Ineligible Compressor with another Compressor of equal or greater value (based on and subject to the criteria set forth in Section 3.04 of the Contribution Agreement) as the Ineligible Compressor within 90 days after the date on which such parts or engines were utilized. To the extent the Compressor added in replacement of any such Ineligible Compressor exceeds the value of such Ineligible Compressor, an appropriate adjustment to approximate such excess value shall be made for the benefit of the Manager to the Operations Fee and the Overhaul Fee. The Issuer and the Manager acknowledge and agree that each party derives independent and mutual benefit from this maintenance and servicing arrangement set forth in this Section 5.13.
     5.14 Purchase Account. Subject to the conditions, covenants and agreements set forth in Section 313 of the Indenture, the Manager, the Issuer and the ABS Lessor agree that the Manager shall (a) remit, or shall cause to be remitted, any and all Compressor Reinvestment Sales Proceeds to the Purchase Account, (b) use, or shall cause the use of, all or any portion of the Compressor Reinvestment Sales Proceeds on deposit in the Purchase Account to purchase Additional Compressors, and (c) direct, or shall cause the direction of, the Indenture Trustee to liquidate as necessary any and all Eligible Investments credited to the Purchase Account and to transfer from the Purchase Account to the Trust Account, (i) in accordance with, and at the times required by, Section 313(c) of the Indenture, any unused portion of such Compressor Reinvestment Sales Proceeds and (ii) in accordance with, and at the times required by, Section 313(d) of the Indenture, all funds in the Purchase Account.
     5.15 Consent and Agreement by ABS Lessor. The ABS Lessor hereby consents to (i) the execution, enforcement, and amendment of, and other actions under, all such User Contracts by the Manager and by the Issuer as provided herein and (ii) the taking of all actions by the Manager under and pursuant to the provisions of this Article 5. The ABS Lessor agrees that (i) the rights of Users that arise under the User Contracts that affect or limit the use of the Owner Compressors shall affect or limit the interest of the ABS Lessor therein and (ii) any other undertakings by the Manager under and pursuant to this Article 5, to the extent that they bind or affect any Owner Compressor, shall bind and limit the interest of the ABS Lessor therein.. The provisions of this Section 5.15 evidence a fully effective consent and agreement and do not require the performance by the ABS Lessor of any further act to be fully effective and binding.
     6. AUTHORITY AND CONSENTS.
     6.1 The Issuer and the ABS Lessor. The Issuer and the ABS Lessor confer on the Manager all such authorities and grant all such consents as may be necessary for the Manager’s performance of its duties under this Agreement, and will, at the request of the Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as the Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling the Manager to carry out its duties hereunder.
     6.2 Manager Default. After the occurrence and during the continuance of a Manager Default, the Manager irrevocably, and by way of security to the Issuer and the ABS Lessor for the obligations of the Manager herein, appoints the Issuer or the Issuer’s designee (which shall be the Indenture Trustee so long as any Outstanding Obligations remain unpaid) to be its attorney-in-fact with full power of substitution on behalf of the Manager and in its name or otherwise to execute any documents contemplated by this Agreement and any Related Document, and to give any notice and to do any act or thing which the Manager is obliged to execute or do under this Agreement and any Related Document. The Manager hereby confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this paragraph.
7. ACCOUNTS AND PAYMENTS
     7.1 Lockbox Accounts.
          (a) On or prior to the initial Series Issuance Date, the Lockbox Accounts shall have been established and shall be under the exclusive control of the respective Intercreditor Collateral Agents, and Manager shall, or shall cause, all Collections related to its Domestic Contract Compression Business to be deposited in one of the Lockbox Accounts, in each case, in accordance with the terms of the applicable Intercreditor Agreement. So long as the Manager is EI or an Exterran Affiliate, the Manager shall comply with its obligations and duties under the Intercreditor Agreements. Immediately after the completion of the daily allocation of funds in the Lockbox Accounts, all Collections allocable to the Securitization Collateral will be transferred to the Trust Account. Upon the occurrence of an Event of Default or a Manager Default, the disbursement of the Collections in the Lockbox Accounts shall be made in accordance with the terms of the applicable Intercreditor Agreement.
          (b) During the continuation of a Trigger Event, the Manager shall, on a weekly basis, provide to the Issuer, each Series Enhancer and the Indenture Trustee a copy of each daily cash reconciliation prepared during the preceding week. At any time during the continuation of a Trigger Event, each of the Issuer, each Series Enhancer and the Indenture Trustee and their respective accountants and attorneys shall be entitled, at the expense of the Manager, to visit the Manager’s office and conduct a review of all backup documentation supporting the daily cash allocation report.

          (c) Upon an Event of Default or a Manager Default and the continuation of such event, as the case may be, the Back-up Manager and the Requisite Global Majority (or their designees), are each hereby authorized and empowered, as the Issuer’s and the ABS Lessor’s attorney-in-fact, to endorse any contract compression payments relating to an Owner Compressor deposited in a Lockbox Account or presented for deposit in any Lockbox Account requiring the endorsement of the Issuer or the ABS Lessor, which authorization is coupled with an interest.
     7.2 Deposits to the Lockbox Account. If the Manager shall receive any Collections with respect to any Owner Compressor directly, the Manager shall deposit such funds into the Lockbox Account within three (3) Business Days of the receipt thereof. The obligation of the Manager to make such deposit shall constitute a full recourse obligation of the Manager (for which the Manager shall not be entitled to receive indemnification from the Issuer or the ABS Lessor).
     7.3 Withdrawal from Trust Account. The Manager shall be entitled to submit a written request (which may be given by e-mail) for withdrawals to the Indenture Trustee to distribute to the Manager from the Trust Account on a Business Day other than a Payment Date funds in an amount equal to the sum of (i) an estimate (based on actual accrued amounts as of the date of such request) of the Operations Fee and S&A Fee expected to be paid on the immediately succeeding Payment Date and (ii) an estimate of the Overhaul Fee (based on actual accrued amounts as of the date of such request) expected to be paid on the immediately succeeding Payment Date; provided, however, that notwithstanding any right of the Manager pursuant hereto or pursuant to the Management Agreement to request such interim distributions with respect to the Operations Fee, S&A Fee and Overhaul Fee, such interim distributions shall be made only so long as (i) no Event of Default or Manager Default shall have occurred and be continuing, (ii) the Manager Termination Date shall not have occurred unless the Indenture Trustee (acting at the direction of the Requisite Global Majority) shall have consented to such interim distribution(s), and (iii) with respect to the Overhaul Fee, the Overhaul Fee Release Conditions shall have been satisfied on the date of such request.
          In addition, so long as no Event of Default shall have occurred and be continuing, the Manager shall be entitled to request withdrawals from the Trust Account an amount equal to the sum of (x) all Excluded Payments then on deposit in the Trust Account, and (y) so long as all Scheduled Principal Payment Amounts for all Series of Notes then Outstanding were paid in full on the immediately preceding Payment Date, all Ineligible Collections then on deposit in the Trust Account.
     The Indenture Trustee is under no obligation to verify that the requirements of Section 302(c) of the Indenture have been met before funding such withdrawal to the Manager.
     7.4 No Set-Off, Counterclaim, etc. The Manager’s obligations under this Agreement and the other Related Documents to make deposits to the Lockbox Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off (except to the extent expressly set forth herein) or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against the Issuer or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including, without limitation, (i) any defect in title, condition, design or fitness for use of, or any damage to or loss or destruction of, any Compressor, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against the Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.
     7.5 Manner of Payment. All payments required to be made by the Manager hereunder shall be made in Dollars by wire transfer of immediately available funds prior to 3:00 p.m., New York time, on the date of payment.
8. MANAGER ADVANCES
     8.1 Manager Advances.
          (a) On each Determination Date, the Manager may (in its sole discretion) advance funds (each, a “Manager Advance”) and remit to the Trust Account, in such manner as will ensure immediately available funds will be on account thereof by 11:00 a.m. New York time on the Business Day prior to the Payment Date, an amount equal to all or any portion of contract payments (other than uncollectible amounts) (i) due on User Contracts with respect to the Owner Compressors during the preceding Collection Period for which the related Users have not remitted such payment on or prior to such Determination Date and (ii) for which the Manager in good faith and in its commercially reasonable judgment expects to collect promptly. Except for the first three (3) Payment Dates following the Closing Date, the aggregate amount of all such Manager Advances outstanding (i.e., not yet reimbursed under Section 8.1(b) below) at any point in time may not exceed an amount equal to the product of (x) ten percent (10%) and (y) the Aggregate Note Principal Balance on the immediately preceding Payment Date (after giving effect to payments made on such date). The Manager will not make a Manager Advance with respect to (i) any defaulted User Contract, or (ii) any User Contract if the Manager, in its reasonable good faith judgment, believes that such Manager Advance would not be recoverable from a corresponding remittance from the User on the related User Contract.
          (b) The Manager shall be reimbursed for Manager Advances on each Payment Date pursuant to Section 302(d) or 302(e), as applicable, of the Indenture.
9. COVENANTS OF THE MANAGER
     9.1 Preparation and Delivery of Reports. The Manager shall deliver to each Series Enhancer and the Indenture Trustee, or as otherwise specified in any of the clauses below:
          (a) Financial Statements. (i) So long as EI or an Exterran Affiliate is the Manager, the Manager shall deliver or shall cause Exterran to deliver to the Indenture Trustee and each Series Enhancer a copy of (x) each annual report of Exterran and (y) each quarterly report of Exterran, in each case, within the time periods, and in the manner required by, Section 9(b) of the Manager Guaranty and unaudited, consolidating income statements and balance sheets for the Manager and its consolidated Subsidiaries; provided, however, that Manager shall be deemed to have furnished the information required by this Section 9.1(a) if Exterran shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at [http://www.exterran.com]); provided, further, however, that if any Series

Enhancer or the Indenture Trustee is unable to access EDGAR or Exterran’s home page on the worldwide web or is unable to access such information from such sources, the Manager agrees to provide such Series Enhancer or the Indenture Trustee, as the case may be, with paper copies of the information required to be furnished pursuant to this Section 9.1(a) promptly following notice from such Series Enhancer or the Indenture Trustee, as the case may be. Information required to be delivered pursuant to this Section 9.1(a) shall be deemed to have been delivered on the date on which the Manager provides notice to each Series Enhancer and the Indenture Trustee that such information has been posted on “EDGAR” or Exterran’s website or another website identified in such notice and accessible by each Series Enhancer or the Indenture Trustee without charge (and the Manager hereby agrees to provide such notice). In the event that Exterran is no longer required to file quarterly or annual reports with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act, the Manager agrees to provide each Series Enhancer and the Indenture Trustee with paper copies of the information required to be furnished pursuant to this Section 9.1(a) when and as if Exterran was required to file such quarterly and annual reports with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act, and
     (ii) if the Manager is not EI or an Exterran Affiliate, (1) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Manager, the audited consolidated and unaudited consolidated statements of income, stockholders’ equity and cash flows of the Manager and its consolidated subsidiaries for such fiscal year, and the related consolidated balance sheet of the Manager and its consolidated subsidiaries as at the end of the fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of Independent Accountants, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Manager and its consolidated subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the Independent Accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Manager Default and (2) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Manager, consolidated statements of income, stockholders’ equity and cash flows of the Manager and its consolidated subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and result of operations of the Manager and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

          (b) Monthly Asset Base Certificate. By not later than each Determination Date, an Asset Base Certificate, substantially in the form of Exhibit “A” attached hereto, calculated as of the last day of the immediately preceding Collection Period;
          (c) SEC and Other Reports. Promptly upon their becoming available, one copy of each report (if any), definitive proxy statement, registration statement (upon it becoming effective) and definitive prospectus filed by the Guarantor with or delivered to any securities exchange, the Securities and Exchange Commission (or any successor agency or any other Governmental Authority), which such delivery and/or availability may be accomplished in the manner provided by Section 9.1 hereof for the delivery of annual and quarterly reports (excluding any time periods required for the delivery of such reports);
          (d) Requested Information. After a request of the Deal Agent, any Series Enhancer or the Indenture Trustee, with reasonable promptness, any data, information and reports regarding the Owner Compressors that is reasonably available;
          (e) Updated Policies. Within sixty (60) days of the Manager’s fiscal year end and only to the extent such policies have been materially changed or updated, (i) two (2) copies of its current Credit and Collection Policy, a currently effective copy of which is attached hereto as Exhibit “B” and (ii) two (2) copies of its current Overhaul Policy, a currently effective copy of which is attached hereto as Exhibit “D”;
          (f) Manager Report. On each Determination Date, a Manager Report, substantially in the form of Exhibit “C” hereto, calculated for the immediately preceding Collection Period, a copy of which shall also be delivered to the Indenture Trustee, the Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider;
          (g) Manager Report on Hedging Calculations. On each Determination Date, a monthly report reflecting the hedging policy calculations as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Swap Agreements then in effect, including transactions entered into on such date which are scheduled to commence on a future date;
          (h) Monthly Tape. On each Determination Date, the Manager shall deliver the Monthly Tape to the Indenture Trustee and, on request, to each Series Enhancer;
          (i) Insurance Renewals. Within five (5) days of the then current expiry date of the Property Insurance and Liability Insurance, evidence of renewals of such policies;
          (j) Material Adverse Change. With reasonable promptness, notice of any Material Adverse Change;
          (k) Notice of Inaccuracy in Manager Report. Within five (5) Business Days of the date on which any Responsible Officer of the Manager shall have actual knowledge or shall have received, or been deemed to have received, from any Person, notice that the Manager Report delivered by the Manager is inaccurate in any material respect, notice of such inaccuracy indicating the inaccuracy;

          (l) Notice of Default. Notice of any Trigger Event or any event that with notice or the passage of time (or both) would constitute any such event, a copy of which shall also be delivered to the Intercreditor Collateral Agent;
          (m) Financial Projections. At least annually, and within ten (10) Business Days of delivery (or deemed delivery, as the case may be) of the audited financial statements under Section 9.1(a) hereof or, if earlier, concurrently with delivery thereof to any other lenders or creditors, projected financial information prepared by Exterran in its ordinary course of business and delivered by Exterran to its lenders in accordance with the terms of the Senior Secured Credit Agreement or to any of its other lenders or creditors, including revisions of previously delivered information. Such projections shall include balance sheets, income statements and cash flows by business segment;
          (n) Public Debt Ratings. Promptly, but in any event within five (5) Business Days after the date of any change in Exterran’s public debt ratings, Manager shall deliver to the Deal Agent and each Series Enhancer a written confirmation of Exterran’s public debt ratings after giving effect to such change; and
          (o) Purchase Option Report. The Manager shall provide to the Deal Agent and each Series Enhancer, simultaneously with delivery of the Manager Report, a supplement to the monthly Manager Report setting forth a list of the total number of all Owner Compressors subject to User Contracts that contain purchase options and the Aggregate Depreciated Value of all such Owner Compressors.
     9.2 Maintenance of Offices. The Manager shall maintain, at its office complex located at 4444 Brittmoore Road, Houston, Texas 77041 (or, if EESLP becomes the Manager at that address or 12001 North Houston Rosslyn, Houston, Texas 77086), such books and records (including computer records) with respect to the Owner Compressors in the same manner as it maintains for the Other Exterran Compressors, including a computer database which includes the Owner Compressors (containing sufficient information to generate a listing of all such Owner Compressors and the reports required to be delivered pursuant to this Agreement and the Related Documents), any User Contracts relating thereto, the Users and their locations, and the Appraised Value and Depreciated Value of each Owner Compressor. The Manager shall notify the Issuer, each Series Enhancer and the Indenture Trustee of any change in the location of the Manager’s office complex or its books and records.
     9.3 Inspection.
          (a) Each of (i) the Requisite Global Majority (acting as one group) and their agents, (ii) if the Manager is not EI or an Exterran Affiliate and the Issuer has not been furnished with a copy of the report generated by the Requisite Global Majority (or its agents) with respect to its rights hereunder, the Issuer (and its agents), and (iii) any Series Enhancer in connection with any refinancing involving such Series Enhancer shall have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Contracts, insurance policies, and other documents relating to the Owner Compressors (including those involving any refinancing of a Series Enhancer), all in the format which the Manager uses for the Other Exterran Compressors (or, if the Manager is not EI or an Exterran Affiliate, any Compressors or equipment of a type similar to the Owner Compressors for which contract compression services are provided, operated or managed by such Manager for its own account and third parties other than the Issuer). Such inspections shall be conducted upon reasonable request and notice to the Manager and shall (a) be conducted during normal business hours, (b) be subject to the Manager’s customary security procedures and the execution of reasonable and customary confidentiality agreements and (c) not unreasonably disrupt the Manager’s business. For purposes of any such inspection, the Manager shall grant the Requisite Global Majority, the Issuer and their agents (as applicable) access to the Manager’s computer systems (including the receivables aging system) and data relating solely to the Owner Compressors contained therein (and with respect to the Exterran Compressors to the extent necessary to evaluate compliance with the Related Documents).
          (b) Each of (i) the Requisite Global Majority (acting as one group) and their agents and (ii) if the Manager is not EI or an Exterran Affiliate and the Issuer has not been furnished with a copy of the report generated by the Requisite Global Majority (or its agents) with respect to its rights hereunder, the Issuer (and its agents) shall have the right to (i) one such inspection per calendar year (and an additional inspection by any Series Enhancer in connection with any refinancing involving such Series Enhancer), at the reasonable cost and expense (including reasonable legal and accounting fees incurred by the Issuer, the Requisite Global Majority or, in connection with any refinancing involving any Series Enhancer, the applicable Series Enhancer) of the Manager and (ii) one additional inspection at the cost and expense of the Requisite Global Majority or the Issuer (as the case may be), unless a Trigger Event shall have occurred and be continuing, in which case, the Requisite Global Majority and, if applicable, the Issuer (and their respective agents) shall have the right to conduct such inspections any number of times and each time the costs and expenses shall be borne by the Manager.
     9.4 Ownership of Owner Compressors. The Manager agrees to promptly indicate to all parties with a valid interest inquiring as to the true ownership of the Owner Compressors that the Issuer or the ABS Lessor, as the case may be, is the owner of the Owner Compressors and the Manager will not claim any ownership interest in the Owner Compressors.
     9.5 Separate Bank Accounts. The Manager will maintain separate bank accounts and books of account from those of the Issuer and of the ABS Lessor. The Manager shall not conduct business in the name of the Issuer or the ABS Lessor except when acting as an agent and identifying itself as such.
     9.6 Compliance with Organizational Documents; Applicable Law. The Manager agrees to comply with all of its company, organizational and managerial procedures required by its formation documents and Applicable Law.
     9.7 Substantive Consolidation. The Manager will be operated so that neither the Issuer nor the ABS Lessor will be “substantively consolidated” with the Manager or any of its Affiliates. In connection therewith, the Manager makes herein by this reference each of the representations and warranties made by it to Baker Botts LLP in support of its opinions issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.
     9.8 Credit Policy. The Manager will not make any material modifications to the terms of its Credit and Collection Policy to the detriment of any Series Enhancer without the prior written consent of the Series Enhancer so affected. The Credit and Collection Policy of the Manager and the Manager’s compliance therewith shall be consistent with the reasonable and prudent policies and business practices of managers of similar types of equipment in the Manager’s industry.
     9.9 Appraisals. No later than January 31, 2008, the Manager shall (at its expense) furnish (or cause to be furnished) to the Control Party two (2) Appraisals setting forth the Appraised Value of the Owner Compressors as of the initial Series Issuance Date. Upon delivery of such Appraisals, the Appraised Value of each Compressor shall be adjusted in accordance with the provisions set forth in the definition of the term “Appraised Value”.
     9.10 Lockbox Account. Until the termination of the Intercreditor Agreements in accordance with their terms, the Manager shall maintain, and shall cause the applicable Intercreditor Collateral Agent to maintain, the relevant Lockbox Account and shall not terminate such Lockbox Account, or close such Lockbox Account, without the prior written consent in each instance of the Indenture Trustee and the Requisite Global Majority. The Manager shall not establish any new account that will receive payments or Collections in respect of the User Contracts, the Securitization Collateral or any funds attributable to its Domestic Contract Compression Business without the prior written consent in each instance of the Indenture Trustee and the Requisite Global Majority. Exterran, EI and their Affiliates may establish separate accounts for other funds not attributable to the Domestic Contract Compression Business, including but not limited to funds attributable to the fabrication, service, after-service market and international compression business. Notwithstanding the foregoing, until the incorporation of EI’s contract compression business into EESLP’s enterprise reporting program, a Lockbox and Lockbox Account will be maintained by each of EI and EESLP. The Manager shall instruct and cause each User to remit all contract payments and other payments arising under each User Contract and all payments attributable to the Domestic Contract Compression Business of Exterran to the Lockbox Account as set forth in the Intercreditor Agreement. The obligations of EI and any Exterran Affiliate under this Section 9.10 shall survive the resignation or removal of EI or any Exterran Affiliate as Manager and the termination of this Agreement until the termination of the Intercreditor Agreement(s) in accordance with Section 21 thereof.
10. WARRANTY
     10.1 ISSUER. NEITHER THE ISSUER NOR ABS LESSOR MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE OWNER COMPRESSORS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.
     10.2 MANAGER. THE MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL THE MANAGER HAVE ANY LIABILITY TO THE ISSUER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

11. COMPENSATION AND REIMBURSEMENT OF THE MANAGER
     11.1 Compensation of the Manager. As compensation to the Manager for the performance of its services hereunder, the Issuer shall pay to the Manager an S&A Fee, an Operations Fee, an Overhaul Fee, an Incentive Management Fee and a charge for Reimbursable Services. Subject to the terms and conditions of the Indenture, each of the S&A Fee (including any Excess S&A Expenses), the Operations Fee (including any Excess Operations Expenses), the Overhaul Fee, the Incentive Management Fee and the charge for Reimbursable Services shall be payable to the Manager from the Trust Account, to the extent monies are available for the payment thereof, in accordance with Sections 302(d) and (e) of the Indenture, as follows:
          (a) on each Payment Date, an amount equal to the S&A Fee (including any Excess S&A Expenses), the Overhaul Fee, the Operations Fee (including any Excess Operations Expenses) and the Incentive Management Fee, in each case for the calendar month preceding the month in which such Payment Date occurs; and
          (b) on each Payment Date, the amount of Reimbursable Services submitted by the Manager to the Issuer on or prior to the last day of the calendar month immediately preceding the month in which such Payment Date occurs.
     11.2 S&A Fee.
          (a) The selling and administrative fee payable to EI as initial Manager for each Collection Period (or any portion thereof) shall be the product of (i) the S&A Fee Rate and (ii) the Gross Compressor Contract Revenues actually billed during such Collection Period (such product, the “Exterran S&A Fee”). The S&A Fee for any Manager other than EI or any Exterran Affiliate shall be the amount calculated in accordance with the definition thereof, subject to the adjustments and limitations contained therein and herein.
          (b) The S&A Fee Rate following the initial Issuance Date shall be seven percent (7%), which percentage shall be adjusted annually thereafter in accordance with the provisions of Section 11.2(c) (the “S&A Fee Rate”).
          (c) So long as no Trigger Event shall have occurred and then be continuing, the S&A Fee Rate may be recomputed by the Manager or any Replacement Manager and automatically adjusted each year on the last day of the quarter following the Manager’s fiscal year end, to reflect the actual selling and administrative costs incurred by the Manager in managing the Exterran Compressors during the most recently completed fiscal year. Any such adjustment shall be accompanied by a certification by the Manager that any increase in the S&A Fee Rate reflects increases in selling and administrative costs which are also being incurred in respect of the Other Exterran Compressors. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Requisite Global Majority and reasonably satisfactory to the Manager. Increases in the S&A Fee in excess of the levels permitted in the definition of S&A Fee shall be payable at a subordinated level in accordance with Sections 302(d) and (e) of the Indenture. In addition to the adjustment set forth above, the S&A Fee Rate may be adjusted with the prior consent of the Manager, the Issuer, and the Requisite Global Majority to reflect material non-recurring costs incurred in any fiscal year.

          (d) The S&A Fee, as adjusted from time to time under Section 11.2(c), is intended to include all direct selling and administrative costs and expenses relating to the performance of the Manager’s services, duties and obligations under this Agreement but shall not include (x) the costs and expenses of the Manager that are incurred in connection with the Reimbursable Services or (y) the costs and expenses of the Manager in connection with its indemnification obligations owing to any MA Indemnified Party.
     11.3 Operations Fee.
          (a) The operations fee (the “Exterran Operations Fee”) for each calendar month shall be an amount equal to the product of (i) the Operations Fee Rate then in effect and (ii) the Gross Compressor Contract Revenues actually billed during such Collection Period. The Operations Fee for a successor Manager is set forth in the definition thereof, subject to the adjustments and limitations contained therein and herein.
          (b) So long as EI or one of its Affiliates is the Manager, the Operations Fee Rate shall automatically adjust on the forty-fifth (45th) day after the end of each calendar quarter in order to reflect the “Gross Margin Percentage for Domestic Contract Compression”, as set forth in the most recent consolidated financial statements of Exterran delivered pursuant to Section 9.1(a) hereof. Increases in the Operations Fee in excess of the levels permitted in the definition of Operations Fee shall be payable at a subordinated level in accordance with Sections 302(d) and (e) of the Indenture. In addition to the adjustment set forth above, the Operations Fee Rate may be adjusted with the prior consent of the Manager, the Issuer, and the Requisite Global Majority to reflect material non-recurring costs incurred in any year.
          (c) The Operations Fee, as adjusted from time to time, is intended to include all direct operating costs and expenses relating to the performance of the Manager’s services, duties and obligations under this Agreement but shall not include (x) the costs and expenses of the Manager that are incurred in connection with the Reimbursable Services or (y) the costs and expenses of the Manager in connection with its reimbursement, payment or indemnification obligations owing to any MA Indemnified Party.
     11.4 Incentive Management Fee. In addition to the Operations Fee and the S&A Fee, the Manager (whether the Manager is EI, any Exterran Affiliate or a Replacement Manager) shall be entitled to receive on each Payment Date an additional fee in an amount equal to the Incentive Management Fee.
     11.5 Reimbursable Services. To the extent not included in another fee category, the Manager shall be separately compensated for the following services rendered on behalf of the Issuer under this Agreement (collectively, the “Reimbursable Services”) in accordance with the priorities established therefor in Sections 302(d) and (e) of the Indenture: (i) enforcement costs in accordance with Section 5.5 hereof (ii) the cost of any Mandatory Alterations made after the Closing Date in accordance with Section 5.9 hereof and (iii) if the Manager is not EI or an Exterran Affiliate, Impositions actually paid by such Manager in accordance with Section 5.8. In addition to such Reimbursable Services, the Manager shall be entitled to be reimbursed for Manager Advances in accordance with the provisions of Section 8 hereof.

12. MANAGER DEFAULT
     12.1 Events or Conditions. Any of the following events or conditions shall constitute a Manager Default:
          (a) The Manager shall fail to (i) deposit (or cause the deposit) to the Trust Account any deposit required pursuant to Section 7.1 hereof, (ii) deliver either or both of the Manager Report or the monthly Asset Base Certificate on the dates specified in Section 9.1 hereof, (iii) deliver the Monthly Tape, or (iv) deposit to the Purchase Account or perform or observe the covenants contained in Section 5.14 hereof, and in each case, such failure shall continue for three (3) Business Days after the date when due;
          (b) The Manager shall fail to pay the Back-up Manager Fee when due;
          (c) (i) with respect to EI or any Exterran Affiliate as the Manager, the Manager shall fail to perform or observe in any material respect any other covenant, condition, or agreement to be performed or observed by it hereunder or under any Related Document (other than (x) those identified in any other clause of this Section 12.1 and (y) any such covenant, condition, or agreement that contains a specified numerical threshold or basket, in which case such covenant, condition or agreement shall be strictly performed or observed); or (ii) with respect to any Manager other than EI or any Exterran Affiliate, the Manager shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it under any Related Document (other than those identified in any other clause of this Section 12.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt by the Manager of written notice thereof from the Issuer or the Indenture Trustee (at the direction of the Requisite Global Majority) and (ii) the date on which any Responsible Officer of the Manager responsible for the management of the Owner Compressors shall have actual knowledge of such failure;
          (d) Any representation or warranty made by the Manager in any of the Related Documents, or in any certificate delivered pursuant thereto, shall prove to be untrue in any material respect, and such misrepresentation or untrue warranty, if capable of cure, shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the Issuer, the Indenture Trustee (acting at the direction of the Requisite Global Majority) or any Series Enhancer and (y) the date on which any Responsible Officer of the Manager shall have actual knowledge of such failure;
          (e) The inaccuracies specified in the notice specified in Section 9.1(k) remain unremedied or uncured, by the Manager’s failure to provide an accurate Manager Report, for a period of fifteen (15) days after the date such notice is required to be delivered;
          (f) The Manager shall fail to deliver the notice specified in Section 9.1(k) within the time frame prescribed therein;
          (g) The entry of a decree or order for relief by a court having jurisdiction in respect of the Manager or the Manager Guarantor in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Manager, or the Manager Guarantor or for any substantial part of their properties, or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;
          (h) The commencement by the Manager or the Manager Guarantor of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Manager to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Manager or the Manager Guarantor or any substantial part of their respective properties, or the making by the Manager or the Manager Guarantor of any general assignment for the benefit of creditors, or the inability or failure by the Manager or the Manager Guarantor to pay its debts generally when due, or the taking of any action by the Manager or the Manager Guarantor in furtherance of any such action;
          (i) The Manager Guarantor shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (x) any Debt that is outstanding under the Senior Secured Credit Agreement or any replacement thereof or (y) if the Senior Secured Credit Agreement has been terminated and not replaced, any Debt in a principal or notional amount of at least $35,000,000 for the first three (3) fiscal years from the Closing Date and $75,000,000 thereafter (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Debt and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers, amendments or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Debt and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Debt and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers, amendments or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable prior to the stated maturity thereof;
          (j) Any Person or “group”, within the meaning of Section 13(d) of the Exchange Act, not an Exterran Affiliate shall become the “beneficial owner”, as defined in Rule 13(d)3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the capital stock of Exterran or either Contributor;
          (k) For any calendar month the Average Contract Rate for the Other Exterran Compressors (which for avoidance of doubt shall include the Compressors owned by or leased by EXLPOP and all other master limited partnerships sponsored by Exterran) exceeds the Average Contract Rate for the Owner Compressors by ten percentage points (10%) or more;
          (l) For any calendar month the Monthly Utilization Rate for the Other Exterran Compressors (which for avoidance of doubt shall include the Compressors owned by or leased by EXLPOP and all other master limited partnerships sponsored by Exterran) exceeds the Monthly Utilization Rate for the Owner Compressors by fifteen percentage points (15%) or more;
          (m) As of any Determination Date, the Run-time Credit Ratio exceeds five percent (5%);
          (n) For so long as EI or any Exterran Affiliate is the Manager, an interest coverage ratio automatically adjusted from time to time to always be .50 in excess of Exterran’s Interest Coverage Ratio (as such term is defined in the Senior Secured Credit Agreement or any replacement thereof); provided however, in the event that the definition of Interest Coverage Ratio no longer exists, or the Senior Secured Credit Agreement or any replacement thereof no longer exists or such agreement no longer contains a covenant testing the coverage of Exterran’s total interest expense, then the interest coverage ratio to be adjusted for the purposes of this Section 12.1(n) shall be the Interest Coverage Ratio stated in the Senior Secured Credit Agreement as in effect one calendar year prior to the date on which such definition or agreement ceased to exist, plus.50;
          (o) For so long as EI or any Exterran Affiliate is the Manager, the Manager shall fail to observe or perform any of the covenants, agreements or obligations set forth in Section 5.7 hereof (relating to the maintenance of insurance) and such failure shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the any of the Entitled Parties and (y) the date on which any Responsible Officer of the Manager shall have actual knowledge of such failure;
          (p) For so long as EI or any Exterran Affiliate is the Manager, the Owner Compressors become subject to any Lien except for Permitted Encumbrances and the Manager fails to remove such Lien within ten (10) days;
          (q) For so long as EI or any Exterran Affiliate is the Manager, (i) EI or EESLP shall fail to observe or perform any of its covenants or agreements set forth in Section 7(a)(i) of the applicable Intercreditor Agreement and, if EI or EESLP is diligently attempting to determine the proper allocation of the applicable unallocated amounts, such failure shall not be cured within three (3) Business Days, or (ii) EI or EESLP shall be required to make any deposit into the Lockbox Account pursuant to Section 7(b)(ii) of the applicable Intercreditor Agreement and shall fail to make such deposit into such account on or prior to the date on which such deposit is required to be made pursuant to such Section;
          (r) For so long as EI or any Exterran Affiliate is the Manager, the Manager Guarantor shall repudiate its obligations under the Manager Guaranty or the Manager Guaranty shall cease to be in full force and effect; or
          (s) The Manager shall fail to deliver to the Indenture Trustee and the Deal Agent, by September 15, 2007, a fully-executed counterpart of the Back-up Management Agreement.
     12.2 Unpaid Outstanding Obligations. If a Manager Default or an Exterran Group Event shall have occurred and be continuing and the Outstanding Obligations have not been paid in full, the Indenture Trustee (acting at the written direction of the Requisite Global Majority) shall have the right (and shall exercise such right as and when directed to do so by the Requisite Global Majority), in addition to any other rights or remedies that the Issuer or any of its respective assignees may have under any Applicable Law or in equity to: (i) terminate this Agreement, (ii) appoint the Back-up Manager or another Replacement Manager selected by the Requisite Global Majority to manage the Owner Compressors, and/or (iii) exercise any other remedies available under this Agreement, the Indenture and the other Related Documents. In addition, EI hereby agrees that if (a) a Manager Default shall have occurred and be continuing, a Manager Termination Notice shall have been delivered to EI and the Outstanding Obligations have not been paid in full, (b) an Exterran Group Event shall have occurred and be continuing, or (c) an Event of Default shall have occurred and be continuing, then the Requisite Global Majority (or the Indenture Trustee, the Manager or the Back-up Manager, as the case may be, at the direction of the Requisite Global Majority) shall have the right to notify the Users and any other Account Debtors of the Issuer and the ABS Lessor, including, without limitation, any Person obligated to make payments pursuant to any User Contract, parties to the Contracts of the Issuer and the ABS Lessor and obligors in respect of Instruments of the Issuer and the ABS Lessor, that (x) the User Contracts, Accounts, Contracts and Instruments, and the right, title and interest of the Issuer, the ABS Lessor and the Manager on behalf of the Issuer and the ABS Lessor in and under such, User Contracts, Accounts, Contracts and Instruments, have been assigned to the Indenture Trustee, and (y) payments in respect of such User Contracts, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account for the benefit of the Indenture Trustee, and the Indenture Trustee (at the direction of the Requisite Global Majority), or such other Person specified pursuant to the terms hereof, may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Indenture Trustee’s and Requisite Global Majority’s satisfaction, the existence, amount and terms of such Accounts, Contracts and Instruments. The Issuer shall direct the Indenture Trustee to give notice in writing to the Rating Agencies and the Back-up Manager of any such Manager Default. Notwithstanding anything contained herein to the contrary, this Agreement shall continue in full force and effect with respect to each Owner Compressor, and the Manager shall continue to manage such Owner Compressors pursuant to the terms and conditions of this Agreement, until the Management Replacement Date.
     12.3 Appointment of Back-up Manager or Replacement Manager. Upon the appointment of the Back-Up Manager or other Replacement Manager, as the Manager, the Manager shall cooperate with the Issuer or their assignees, the Indenture Trustee and each Series Enhancer in transferring to the Back-up Manager or other Replacement Manager the management of the Owner Compressors, including, but not limited to, making available all books and records (including data contained in the Manager’s computer) pertaining to such Owner Compressors, providing access to, and cooperating in the transfer of, information pertaining to such Owner Compressors from the Manager’s computer system to the Back-up Manager’s, other Replacement Manager or its designee’s system, and taking any other action as may be reasonably requested by the Issuer or its assignee to ensure the orderly assumption of management of such Owner Compressors by the Back-up Manager or other Replacement Manager. Notwithstanding the foregoing, in no event shall the Manager be required to, and the Deal Agent shall not, deliver or disclose to any Replacement Manager any information, data, document or agreement which is proprietary to the Manager.

     12.4 Rights of User. In no event shall the Manager be required to act in any manner inconsistent with the rights of any User under any User Contract to which an Owner Compressor is then subject.
     12.5 Termination. Termination of this Agreement with respect to any Manager shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to the Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by the Issuer (excluding Management Fees and any other costs incurred within the ordinary scope of management and operation of the Owner Compressors that are no longer subject to this Agreement) in connection with the removal and replacement of the Manager as the manager of the Owner Compressors; provided, further, however, that all obligations of the parties hereto to pay any fees to the then current Manager hereunder shall cease upon the occurrence of the Management Replacement Date with respect to such Manager (other than fees accrued through such Management Replacement Date).
     12.6 Issuer’s Duties. The Issuer shall give notice to the Rating Agencies, if any, in the event of a removal or replacement of the Manager or a termination of this Agreement.
13. NO PARTNERSHIP
     The parties hereto also expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other entity among any of the Issuer and the Manager, and is intended only to provide a sharing of specified income and expenses attributable to providing contract compression services for the Owner Compressors.
14. NO FORCE MAJEURE
     The Issuer’s, the ABS Lessor’s and the Manager’s obligations under this Agreement are unconditional and shall not be subject to suspension, delay or interruption on account of the occurrence of any event, whether or not such event is beyond its control.
15. CURRENCY/BUSINESS DAY
     15.1 US Currency. All sums payable under this Agreement shall be paid in US Dollars.
     15.2 Payment Date. Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.
16. INDEMNIFICATION
     16.1 Issuer. The Issuer shall defend, indemnify and hold the Manager (and the Back-up Manager or any Replacement Manager, after a Management Replacement Date) harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable legal fees) (each a “Claim”) incurred by or asserted against the Manager to the extent resulting or arising from the Issuer’s failure to comply with or perform its obligations under this Agreement, except for Claims which arise out of the Manager’s willful misconduct, negligence or failure to comply with or perform its obligations under this Agreement. The Manager subordinates its claims against the Issuer under this Section 16.1 to all claims which have priority in payment under Sections 302(d) and (e) of the Indenture, and further agrees that any such claims shall (i) be non-recourse to the Issuer, (ii) only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Sections 302(d) and (e) of the Indenture and (iii) not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer.
     16.2 EI. EI agrees to, and hereby does, indemnify and hold harmless each Entitled Party and their respective officers, directors, employees and agents (each of the foregoing, an “MA Indemnified Party”) against any and all “Claims” (as defined in the Bankruptcy Code) (including costs of defense and legal fees and expenses) which may be incurred or suffered by such MA Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of such MA Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against such MA Indemnified Party and arising out of (i) any action or inaction by the Manager (including the Back-up Manager or any Replacement Manager) that is contrary to the terms of this Agreement, (ii) a material breach by the Manager (including the Back-up Manager or any Replacement Manager) of its representations and covenants set forth in this Agreement, (iii) any information certified in any schedule or report delivered by the Manager (including the Back-up Manager or any Replacement Manager), being untrue in any material respect as of the date of such certification, or (iv) the use or operation of the Owner Compressors; provided that the foregoing indemnity shall in no way be deemed to impose on EI any obligation to reimburse an MA Indemnified Party for losses arising solely from the financial inability of the related User with respect to a User Contract to make contract and other service-related payments.
     16.3 Survival. The obligations of EI (or any Exterran Affiliate acting as the Manager) and the Issuer under this Section 16 shall survive the resignation or removal of the Manager and the termination of this Agreement.
17. NO BANKRUPTCY PETITION AGAINST THE ISSUER OR THE ABS LESSOR
     Neither the Manager nor the Back-up Manager will, prior to the date that is one (1) year and one (1) day after the payment in full of all Outstanding Obligations, institute against the Issuer, or join any other Person in instituting an Insolvency Proceeding against the Issuer or the ABS Lessor. This Section 17 shall survive the termination of this Agreement.
18. REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE ABS LESSOR
     Each of the Issuer and the ABS Lessor hereby makes the following representations and warranties for the benefit of each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).
     18.1 Organization and Good Standing. It is duly organized, validly existing and in good standing, under the laws of the State of Delaware with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and does not conduct business under any other name.
     18.2 Due Qualification. It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Manager hereunder.
     18.3 Power and Authority. It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms. The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.
     18.4 Enforceable Obligations. This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     18.5 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Issuer or the ABS Lessor is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Issuer or the ABS Lessor or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Issuer or the ABS Lessor is a party or by which it or its property or any assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any Applicable Law applicable to the Issuer or the ABS Lessor.
     18.6 No Proceedings or Injunctions. There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.
     18.7 Compliance with Law. It:
     (i) is not in violation of any Applicable Laws to which it is subject, the violation of which could reasonably be expected to materially and adversely affect the ability of the Issuer or the ABS Lessor to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;
     (ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and
     (iii) is not in violation in any respect of any term of its Organizational Documents or any agreement (including any User Contract) or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Issuer or the ABS Lessor individually or the Issuer and its Subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;
     18.8 Principal Place of Business; Operations in the United States. The principal place of business and chief executive office of the Issuer and of the ABS Lessor is at 4444 Brittmoore Road, Houston, Texas 77041 and has been maintained at such address since its formation.
     18.9 Approvals. All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.
     18.10 Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approvals and authorizations that have been obtained, and all filings, registrations and qualifications that have been made, on or prior to the Closing Date.
     18.11 Ordinary Course. The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.
     18.12 Taxes. It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Issuer or the ABS Lessor. All Taxes against the Issuer or the ABS Lessor or their property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Issuer or the ABS Lessor or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Issuer or the ABS Lessor or their property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.

19. REPRESENTATIONS AND WARRANTIES OF THE MANAGER
     The Manager hereby makes the following representations and warranties for the benefit of each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).
     19.1 Organization and Good Standing. It is duly organized, validly existing and in good standing and in compliance under the laws of its State of organization, with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and does not conduct business under any other name.
     19.2 Due Qualification. It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Issuer hereunder.
     19.3 Power and Authority. It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms. The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder has been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.
     19.4 Enforceable Obligations. This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     19.5 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Manager is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Manager is a party or by which it or its property or assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any Applicable Law applicable to the Manager.
     19.6 No Proceedings or Injunctions. There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.
     19.7 Compliance with Law.
     The Manager:
     (i) is not in violation of any Applicable Laws to which it is subject, the violation of which could reasonably be expected to materially and adversely affect the ability of the Manager to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;
     (ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and
     (iii) is not in violation in any respect of any term of any agreement (including any User Contract), certificate of incorporation, by-law or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Manager individually, or the Manager and its Subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;
     19.8 Principal Place of Business; Operations in the United States. Its principal place of business and chief executive office is at 4444 Brittmoore Road, Houston, Texas 77041 and has been maintained at such address since its formation.
     19.9 Approvals. All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.
     19.10 Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approvals and authorizations that have been obtained, and all filings, registrations and qualifications that have been made, on or prior to the Closing Date.
     19.11 Ordinary Course. The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

     19.12 Identification Marks. The Manager shall use its best efforts to cause, within ninety (90) days after the Closing Date, the applicable Purchase Date, the Contribution Date or the Substitution Date, as the case may be, and at all times thereafter, to be affixed and shall keep and maintain, prominently displayed on each Owner Compressor acquired by the Issuer or the ABS Lessor on the Closing Date, any Purchase Date, Contribution Date or Substitution Date, as applicable, a sticker with the phrase “Owned by Exterran ABS 2007 LLC or Exterran ABS Leasing 2007 LLC and subject to a security interest in favor of Wells Fargo Bank, National Association, as Indenture Trustee” or other appropriate words designated by the Indenture Trustee, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Issuer’s, the ABS Lessor’s and the Indenture Trustee’s interests in such Owner Compressors. The Manager shall not allow the name of any Person to be placed upon any Owner Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than the Issuer, the ABS Lessor or the Indenture Trustee.
     19.13 Taxes. It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Manager. All Taxes against the Manager or any of its property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Manager or its property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.
20. GENERAL
     20.1 Notices. All notices, demands or requests given pursuant to this Agreement shall be sent by internationally-recognized, overnight courier service, facsimile or hand delivery to the following addresses and facsimile numbers:
To the Manager:
EXTERRAN, INC.
4444 Brittmoore Road
Houston, Texas 77041
Telephone: (713) 335-7295
Facsimile: (713) 446-6720
Attention: J. Michael Anderson
With a            Lee Sumrall
copy to:
To the Issuer:
Exterran ABS 2007 LLC
4444 Brittmoore Road
Houston, Texas 77041
Telephone: (713) 335-7295
Facsimile: (713) 446-6720
Attention: J. Michael Anderson
With a            Lee Sumrall
copy to:

To the ABS Lessor:
Exterran ABS Leasing 2007 LLC
4444 Brittmoore Road
Houston, Texas 77041
Telephone: (713) 335-7295
Facsimile: (713) 446-6720
Attention: J. Michael Anderson
with a            Lee Sumrall
copy to:
To the Indenture Trustee:
Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Telephone: (612) 667-8058
Facsimile: (612) 667-3464
Attention: Corporate Trust Services — Asset-Backed Administration
To the Deal Agent:
Wachovia Capital Markets, LLC
Structured Asset Finance
301 S. College St., Mailcode: NC0174
Charlotte, North Carolina 28288
Telephone: (704) 374-3077
Facsimile: (704) 383-4012
Attention: Kyle Shenton
If there is an Event of Default under Section 12 hereof, then:
To the Intercreditor Collateral Agent:
JP Morgan Chase Bank, N.A.
600 Travis Street, Floor 20
Houston, Texas 77002-3009
Telephone: (713) 216-7794
Facsimile: (713) 216-6603
Attention: Dianne L. Russell
To the Back-up Manager:

Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629
Telephone: (309) 675-1000
Facsimile: (309) 675-6620
Attention: General Counsel
To each Series Enhancer:
At the address as set forth in the related Enhancement Agreement
To each Rating Agency:
At the address as set forth in the related Supplement
To the Indenture Trustee, as collateral agent under the Intercreditor Agreement:
At the address set forth above
Notice shall be effective and deemed received (a) on the day delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand or by certified first class mail, return receipt requested. Each party delivering a notice hereunder shall deliver a copy of such notice to the Deal Agent at the address set forth above.
     20.2 Attorneys’ Fees. If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach or default in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorneys’ fees and other costs incurred in connection therewith.
     20.3 Further Assurances. The Issuer, the ABS Lessor and the Manager shall each perform such further acts and execute such further documents as may be reasonably necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.
     20.4 Severability. If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.
     20.5 Assignability and Successors. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Issuer (for its own account and on behalf of the ABS Lessor) and the Manager, and their respective successors in interest or permitted assigns; provided, however, that: (a) except as provided in Section 2.5(a), this Agreement and the rights and duties of the Manager hereunder may not be assigned by the Manager to any other Person, without the prior written consent of the Issuer, the Indenture Trustee and the Requisite Global Majority; and (b) the Issuer and the ABS Lessor may charge, assign, pledge or hypothecate their rights (but not their obligations) under this Agreement pursuant to the Related Documents. The Manager hereby acknowledges that the Issuer and the ABS Lessor will assign all of their rights, title and interest under this Agreement to the Indenture Trustee, and that each Series Enhancer will be a beneficiary of such assignments, and agrees that each such assignee and beneficiary shall be express third party beneficiaries of this Agreement and shall be entitled to enforce the rights and obligations hereunder as though it were a party hereto. Each party hereto agrees that, if the Indenture Trustee shall fail to act hereunder as directed by the Requisite Global Majority at any time at which it is so required hereby or by any other Related Document, then the Requisite Global Majority shall be entitled to directly enforce the provisions of this Agreement or take any such action directly in its own capacity or on behalf of the Indenture Trustee in accordance with the terms of this Agreement and, in the event any party receives instructions from both the Indenture Trustee and the Requisite Global Majority, such party may act on and rely upon the instructions from the Requisite Global Majority. The Manager hereby consents to such assignments. The Manager shall give the Rating Agencies, if any, prior notice of any assignment of the Manager’s rights or obligations hereunder effected pursuant to this Section 20.5.
     20.6 Waiver. Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.
     20.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     20.8 Entire Agreement; Amendments. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the Requisite Global Majority. The Manager shall send prior notice of any amendment or modification to the Rating Agencies, if applicable.
     20.9 Counterparts. This Agreement may be signed in counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.
     20.10 Signatures. Any signature required with respect to this Agreement may be provided via facsimile; provided that originals of such signatures are supplied by each party to the other party promptly thereafter.
     20.11 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE

PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     20.12 CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE MANAGER, THE ISSUER, OR THE ABS LESSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE MANAGER, THE ISSUER AND THE ABS LESSOR EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, THE ISSUER AND THE ABS LESSOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE ISSUER AND THE ABS LESSOR HEREBY SEVERALLY AND IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WITH AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10001, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE PARTIES HERETO EACH AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE PARTIES HERETO SHALL EACH MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT, EACH OF THE PARTIES HERETO AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.
     20.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.
     20.14 Waiver of Immunity. To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.
     20.15 Judgment Currency. The parties hereto (A) acknowledge that the matters contemplated by this Agreement are part of an international financing transaction and (B) hereby agree that (i) specification and payment of US Dollars is of the essence, (ii) US Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into US Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than US Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into US Dollars), (iv) to the extent that the amount so paid on prompt conversion to US Dollars under normal commercial practices does not yield the requisite amount of US Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in US Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into US Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in US Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of US Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as US Dollar obligations.
     20.16 Limitation on Payment. Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make such payment in accordance with the provisions of the Indenture, to the extent such funds are available, and shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer.
     20.17 Rights of Series Enhancer. All of the rights and privileges (but not duties or obligations) granted to the Series Enhancer of a Series of Notes hereunder or under any other Related Document shall vest in the Control Party for such Series of Notes so long as (i) such

Series of Notes does not have the benefit of an Enhancement Agreement, or (ii) if such Series of Notes has the benefit of an Enhancement Agreement, a Series Enhancer Default has occurred and is continuing.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK —
SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXTERRAN, INC.

By:	/s/ J. Michael Anderson

Name:	J. Michael Anderson
Title:	Senior Vice President and Chief Financial Officer

EXTERRAN ABS 2007 LLC

By:	/s/ J. Michael Anderson

Name:	J. Michael Anderson
Title:	Senior Vice President

EXTERRAN ABS LEASING 2007 LLC

By:	/s/ J. Michael Anderson

Name:	J. Michael Anderson
Title:	Senior Vice President
Acknowledged and Agreed by:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Melissa Philibert

Name:	Melissa Philibert
Title:	Vice President

EXHIBIT “A”
FORM OF ASSET BASE CERTIFICATE
[SEE ATTACHED]

EXHIBIT “B”
CREDIT AND COLLECTION POLICIES
SECTION 9.1(E)
Credit & Collections Overview:
Collections:
In an effort to reduce DSO and mitigate bad debt exposure by insuring timely collections, customer accounts are assigned to Collections Analyst, (“CA”). The CA has an on-line A/R system that provides real time information regarding a customer’s account. Since the CA’s are assigned a number of customer accounts, time management and prioritization are critical to managing their portfolio.
The CA’s have the capability of creating aging reports on their assigned customer base to aide in the collections process. Department policy requires that the CA’s generate a summary aging report for their customer base in descending order every Monday morning. This aging provides the aging of accounts starting with the customer that maintains the largest balance due to the smallest balance due. The CA’s focus on collections of the largest outstanding balances first, whether current or past due and work down to the smaller balances due.
The A/R system also allows Sales Rep’s and Operations Management to run aging reports on their customers or by GBU. Sales and Operations staff are encouraged to run these reports monthly and to provide assistance on any of their past due customers. It’s requested that Sales and Operations communicate with the appropriate CA, Credit Manager, or the Director of Credit before proceeding with any collections calls.
The A/R system provides a notes section which allows the Credit personnel to insert collection comments on the collections status of their accounts. The collections notes are viewable by all employees in the Credit and Collections Department as well as the Sales and Operations Departments. This also provides the Credit Manager and Director of Credit with collection updates on all the accounts.
The Credit Manager meets with the CA’s every other week to review the agings and determine if any collections assistance is required. Intervention by the Credit Manager occurs on any account that is deemed to be a collection problem or if the account is 60 days past due. The Credit Manager and the CA’s meet with the Director of Credit once a month to review agings and any accounts deemed to require the Directors assistance. The Director will immediately address any accounts he deems requires his immediate intervention regardless of the aging of the receivable balance.
The Credit Manager and the Director of Credit have the final say on any suspension of open account purchasing privileges or services. However, that decision will not be rendered without the proper notification to Sales and Operation Management.

ACCOUNTS RECEIVABLE AND COLLECTIONS PROCESS NARRATIVE
Director of Credit
     Dave Gutierrez
Credit Manager
     Becky Lee
NOTE: Accounts receivable management and collections are component parts of the revenue recognition process. The Director of Credit (DOC), Dave Gutierrez, oversees Accounts Receivable and Collections Activities. These activities fall under the Treasury Department, and the DOC reports to the Vice-President and Treasurer, Peter Schreck.
AR046 Segregation of duties and access for key functions are setup for Order Entry and Account Receivables including cash applications, reconciliation of accounts and preparation of invoices.
Accounts Receivable
Transactions
There are several transactions that occur in the AR process such as:
•	Processing New Credit Applications

•	Updating New Customer Accounts

•	Letters of Credit for International Customers

•	International Customer AR

•	Cash Applications
New credit applications are processed by the Credit Support Analyst and submitted to the collections Credit Manager (CM). Based on the credit information gathered, if the CM decides to approve the customer’s application, the CM will fill out the credit approval form and send it to the DOC for final approval if required. The Collections CM is authorized to approve credit up to $25,000. Any amount over that must be approved by the DOC.
Once the application is approved, the application is forwarded to the CSA to be set up in Oracle AR module. Any changes made in Oracle are made only by the CSAs with proper review and support.

Transaction Name:	Processing New Credit Applications and Updating
New Customer Accounts
Individuals responsible:	Becky Lee/ Shantel Caesar
Title:	Collections CM/ CSA

Responsibilities:

•	Setting up new customer accounts and Collections/ Setting up and update new customer accounts
Description:
In order to become a customer of Hanover, the requesting customer fills out the credit application, signs it and sends it back to Hanover. The CSA at Hanover receives the credit application and or trade information from the customer. The trade information includes information about the company such as credit references and bank information. If only the trade information is received by the customer without credit application, the CSA sends an e-mail to sales associates or to the customer requesting the credit application. If the application is not signed, it is returned to the customer for signature. The CSA maintains the status of the customer application from the time it is sent until it is approved on the Hanover Intranet. This report is called Credit Application Status Report. It is kept so that all the sales personnel and other Hanover employees can have the most updated information about the customer credit approval status. It is updated daily.
After the application or trade information is received from the customer, CSA calls the references listed in the credit sheet. The CSA has to contact at least three references to verify the credit history of the customer. In addition to the three references , the CSA pulls a Dun and Bradstreet (D&B) report on the customer. In some cases the CSA may be asked to pull financial information on the company from the companies website. If enough information is still not available CSA, CM, or DOC will contact the customer and inform them that Hanover requires more credit references.
After calling the credit references, the CSA will then submit the information to the Collection CM for review. Using this information, the CM will make a decision to determine whether the company is credit worthy and what the credit limit amount should be based on facts collected. The Collection CM also uses the customer’s financial information to make this determination. In some instances when financial information is not available online or a D&B report is not available because the applicant is a small company, the CM will call the customer to acquire financial information. (AR012) Collection Manager determines the credit limit of the customer based on facts collected from the credit sheet and or trade information provided by the customer. The Credit Manager and International Senior Credit Analyst are authorized to approve up to $25,000. Credit over $25,000 must be approved by the Director of Credit. Transactions reflecting an open terms amount of $2MM or greater require the approval of the Vice President/Treasurer.
(AR044) For most international customers, letters of credit or acceptable progress payment terms are required. Most international customers have a $1 credit limit, which automatically puts every order on hold. Some international customers are extended a credit facility based on the credit worthiness of the customer and the destination of the goods sold. The Sr Credit Analyst reviews each order to ensure that exposure is minimized and releases the hold accordingly. AR010 Based on the information collected, if the CM decides to approve the customer application, the CM will fill out the credit approval form and send it to the DOC for final approval if required. The Collections CM is authorized to approve credit up to $25,000. Any amount over that, up to $2MM exposure must be approved by the DOC. In the absence of the DOC the CM will approve accounts for credit with open terms in excess of the $25,000 up to $500,000 provided the review of financial statements warrant that decision. If the financial statements don’t warrant the approval of the credit and time is of the essence the CM will email or fax the pertinent information to the DOC for his review and approval. The DOC will formally approve the credit file upon his return. Once the customer account is approved by both the CM and the DOC, the application is forwarded to the CSA to be set up in Oracle AR module, except in the absence of the DOC who will approve the credit file upon his return.
When the Collection CM sets up the credit limit for customer, the limit is established based on the results of the customers credit evaluation and on the estimated monthly high balance anticipated for the transaction, (annual rental volume for rental unit sales) or the risk-assessed amount granted, whichever is lower. When the credit limit of customer is approved, it is entered into Oracle. (AR015) If the transaction exceeds the customer limit, the hold is placed by the system which can only be removed by the Collections Manager, Int’l Sr. Credit Analyst, and/or Director of Credit. If the customer is new and the credit information has not been entered, an automatic hold is placed on the customer which can be removed by any personnel in the collection dept but is usually done by the credit support analyst. (AR016) Access to release the hold on credit status is restricted to the Director of Credit, Collections Manager, and or the Sr. Int’l Credit Analyst Responsibility within the credit department. CSA and other credit collectors don’t have an access to do so.
If based on the information gathered, the CM decides not to approve the customer’s credit application; the customer can still do business with Hanover using alternative methods of payment such as cash in advance, progress payments, or credit cards. If the CM decides not to approve the customer, the salesperson will be informed about the decision via a phone call or e-mail. The salesperson can then coordinate with the customer to see if they are willing to pay using a proposed alternative payment method. . Customers also have the option to talk to the CM regarding their credit application directly. The DOC has the final authority to approve the customer. Customer accounts cannot be opened without the DOC’s approval if the credit limit needed is over $25,000, except as stated above in the absence of the DOM.
Once the customer is approved, the CSA e-mails information to the sales representative indicating that the customer has been approved and asks for other information about the customer such as the Ship to Address. However if sales representatives are not involved, then the customer is contacted directly by the CSA for more information. The CSA then sets up the customer account in the system (Oracle). Effective 10/11/05, for proofing purposes the CSA will printout a copy of the account setup and place in the credit file for review and approval by the DOC, or CM, or the Sr.

Credit Analyst. The approving person will initial the printout confirming that the account has been established as approved.
Before entering a new customer into the system the CSA will look into the e-business area of the Oracle system to see if the customer information is already there. In most cases when the sales representatives identify potential customers, they enter the customer information into the e-business area of the system. However; the sales representatives only have the ability to enter potential customers. No orders can be shipped to customer until the CSA assigns a customer number to the new customer, which will change the status of customer from potential to existing.
If the CSA finds the customer information already exists in the system, the CSA will assign a customer number, verify that the customer information is correct, enter the GBU or revenue operating code, and enter credit limit information in the system. If the CSA does not find the customer information in the e-business area of the system they will go to the standard screen and ensure that the customer is not an existing customer. (If a customer does not have any activity for a period of time Hanover may require a new credit check be processed before doing business with the customer). If the customer is still not found in the system the CSA will add the details about the customer. In some cases, a sales person or the customer may be in a hurry to place an order, however, the credit has not yet been approved. The CSA may enter the customer information in the system but not enter the credit limit information. The system would automatically put a hold on customer account. However, this allows sales personnel to input an order into the system which expedites the process for the customer. The order will not be shipped to the customer until the hold is removed by the CSA when they input the credit limit information into the system. All collectors have access to update or enter customer information, however, the CSA performs this function for the department. After entering or updating information on customer data, the CSA will always send an e-mail to the sales representative and update the Credit Application Status Report on the Intranet.
There is a formal procedure in place before any changes could be made to customer account. If the customer wants to change their shipping or receiving information, they inform Hanover in writing. The customer’s correspondence is then sent to the sales personnel. A salesperson is then assigned to verify by communication and through physical observation the updated customer information. After verification, a form with new customer information is sent to the CSA who keys the updated customer information into the system and keeps the original form in the customer file.
Transaction Name: Review of non-active accounts:
Effective 10/11/05, since no audit report exists that provides the last activity of any customer, the DOC, CM, and Sr. Credit Analyst will review the billing master quarterly and try to best identify those accounts that have had no activity for twelve months. Those customers that are identified as dormant will be placed on credit hold with an update required notice placed in the customer credit notes and file.

Transaction Name:	Letters of Credit for International Customers and AR
Individuals responsible:	Jason Nasra
Title:	Sr CA
Responsibilities: Handling and managing International AR by setting up Letters of credit
Description:
Letters of Credit
Responsibilities:
     •    Processing requests for the issuance of Letters of Credits supporting Bid Bonds, Guarantees and Vendor Requirements.
Description:
In order to participate in the International Market companies must be prepared to issue Bid Bonds and Guarantees. The Bid Bonds are required to submit a bid and the Guarantees are contractually required if you’re the successful bidder. The Guarantees are issued to support progress payments remitted during the course of the construction phase. Guarantees are also issued to support the performance of the equipment once the equipment has been paid in full and has been shipped. The Credit Department reviews all requests for Bid Bonds and Guarantees. Initially, this process occurs up front when the contract is being reviewed as part of the bid process. The Credit Department reviews the terms and conditions for payment and guarantees. They provide any required revisions to the payment or guarantee terms on the contract before the bid is submitted. If we are the successful bidders the process of completing the contracts commences, as the approval and execution of the contract is pivotal to supporting the issuance of any required guarantees.
Issuance of Bid Bonds: The Sr. CA in the Credit Department receives a completed Standby Letter of Credit Request Form (attached), which identifies the requirements of the bid bond. He reviews the form and insures the authorizing individual has the authority level, as per the approval authority matrix to approve the dollar value of the request. If the request is in order he will proceed with the preparation of the request and submit it to the DOC for approval. The DOC will review and approve the request. Once approved the request will be forwarded to The DOC of Financial Services for final approval and issuance. After the Letter of Credit is issued the Treasury Analyst will log on the outstanding Letter of Credits log.
Issuance of Guarantees: The Sr. CA in the Credit Department receives a completed Standby Letter of Credit Request Form, which identifies the requirements of the guarantee. The Sr. CA will verify that the contract related to that specific guarantee has been fully executed and insure that the individual executing the contract has the level of authority to approve the contract based on the approval authority matrix. If the contract has been properly authorized in accordance to the approval matrix the Standby Letter of Credit Request Form will be processed. The designated Project CM, Country Manger or the DOC must approve the Standby Letter of Credit Request Form. The Sr. CA reviews the required language and structures the language in accordance to the terms and conditions previously agreed at the time the bid was submitted or if the guarantee language was not negotiated when the bid was submitted, he will structure the guarantee utilizing Hanover’s standard guarantee language. The Sr. CA will present the Letter of Credit request to the DOC for review and approval. After the approval has been obtained the Letter of Credit request will be forwarded to the DOC of Financial Services for final approval and issuance. Once the Letter of Credit is issued the Treasury Analyst will log on the outstanding Letter of Credits log.
Vendor Letter of Credits: (See Treasury Narrative)
Reconciliation of issued Letter of Credits:
(AR111) The International Sr. Credit Analyst will be responsible for preparing a monthly reconciliation of the outstanding standby, (“SB”) and commercial, (CM”) letters of credit issued. The SCA will download the open SB and CM letters of credit information from the JPMorgan Ties system and compare that information to his Treasury LC master list, (“master”) for accuracy. He will review and compare the Ties report to insure that all additions, revisions, and cancellations reflected on the master reconcile to the Ties information. He will investigate, advise or rectify any variances. Upon completion of the reconciliation he will forward the reconciled master via email to the Treasury Manager who will compare it to Hanover’s open LC balances reflected on the JP Morgan Chase Trade Information Exchange system. If any variances exist the Treasury Manager will resolve. If no variances exist the Treasury Manger will provide his consent via reply email to the International Sr. Credit Analyst. Effective May 17, 2006 the Trade Information Exchange System has been replaced by the Trade Channel System.
A/R International Aging
Not all International A/R is processed or maintained through the Oracle System. Some International A/R aging reports are prepared manually and kept on an excel file by the International Accounting Group. International A/R is entered into Oracle or Macola by International Financial Reporting Group. Every month, as of May 2004, the Senior CA (SCA) reviews all the international AR Agings for delinquencies and potential exposure. SCA also investigates variances between the sub-ledger and the general ledger and ensures they are cleared. Prior to May 2004, these processes were performed every quarter. The reconciliation for each international destination is performed by the designated international accountant (In-Country or CCD).
Cash Applications

Transaction Name:	Application of Cash to Customer AR
Individuals responsible:	Christina Loera/Suzanne Rashall
Title:	Cash Applications Specialist (CAS)
Responsibilities:
•	Apply incoming cash (Checks, wires, etc.)

•	Research unidentified payments

•	Reconcile bank’s deposit support of cash received to deposit amount

•	Tie closed batch to totals of all payments
Description:
(AR030) The Cash Application Analyst receives daily cash sheets from Treasury which list all the customer and non-customer receipts received by Hanover. The Cash Application Analyst enters this information in the appropriate accounts into Oracle. The appropriate G/L entry is recorded when the Cash Applications Analyst posts the batch and A/R completes the upload.
Effective December 19, 2006 any checks received at the Hanover offices are now forwarded to the Credit Support Analyst and deposited daily through the Wells Fargo Desk Top deposit process. The CSA will provide the CAS with a copy of all the checks deposited. Any checks not deposited will be returned to the DOC, or CM, or Sr. Credit Analyst for placing in the credit department safe which is located in the DOC’s office. The DOC’s office is locked everynight.
Deposit advices for lockbox receipts are received daily from the bank on-line access system and occasionally via Federal Express. The Treasury Cash Analyst (TCA) incoming wires and credit card receipts for customer payments The wire advices notate customer names and other payment application details. Credit cards application details are forwarded by the company branches that transact the charges. For any unidentified wires, Collectors help CAS identify the correct application of the funds. (AR027) The Cash Application Analyst receives daily a cash sheet from Treasury which lists all the lockbox deposits, wires, and check information. The Cash Applications Analyst applies cash from Wells Fargo lockboxes. The Wells Fargo lockboxes’ deposits are uploaded from a file. The upload automatically applies cash to Hanover’s AR. There are deposits which can’t be posted so the Cash Application Analyst will manually post these to the appropriate AR account. (1) The CAA’s review of the Lockbox Execution Report and (2) the review of the cash sheet to ensure completion of cash receipts by comparing the components of the cash sheet to the applicable support. This occurs after the CAA completes posting cash for a specific day. The Cash Application Analyst enters this information in the appropriate accounts into the system (Oracle). There are some deposits which can’t be posted through the Oracle system so the CAA will manually post these transactions to the appropriate G/L account. Daily as required, as of July 25, the Cash Application Analyst records the appropriate entry in the G/L. When the Bank Recons are performed (Accountant in Corporate Consolidations and Accounting group), any previously unidentified receipts deposited are research, identified, and given to the CAS to post. This ensures that any items which might have been missed by the TCA, not communicated by the TCA to the CAS, or missed by the CAS are posted each month-end.
CAS also enters adjustments requested by the Collectors and approved by the DOC or the Collections CM. CAS prepares JE’s (mainly for non-trade AR cash receipts) to record other cash received. These receipts are initially posted to AR Clearing and subsequently coded and posted to the correct G/L accounts by clearing them from the AR Clearing account. AR050 Access to AR applications to enter manual transactions is restricted to the CAS.
CAS prepares and enters all JE’s for the Credit Department.. . (OR002619) DOC reviews all the Journal Entries performed by the Cash Application Analyst and initials the printout of the entries. DOC reviews all the manually entered transactions with supporting documentation.
     All cash reconciliations are performed by the Shared Services Accountant or the Corporate and Consolidations Accounting group for proper segregation of duties.
     The CSA generates cash refund requests (on a change request form) and they are approved by the Collection CM and the Collections DOC if the amount involved is more then $5,000 before it is processed. AR025 Oracle Collections is configured to assign approval limits to the Director of Credit and the Credit Manager Responsibility to write off balances.These refund requests are posted by the CAS, also to AR clearing, and to the customer accounts. When the payments are entered into Payables by that department, they are also posted to AR clearing.
Collection Process Flow
Transactions
There are several transactions that occur in the Collection process such as:
•	Collect/Investigate Past Due Invoices

•	Settle Unapplied Cash from Customers

•	Refund Customers Due to Realignment Issues or Downtime

•	Credit Authorizations
     AR036 Aging reports from Oracle are reviewed every week by collection personnel who work on their assigned customers and investigate in descending order of customer balance. The Collection Manager runs an aging which identifies over 90 big customer balances and Collections personnel pay close attention to these customers.

The Collections Analyst request a descending aging report every Monday that is reviewed and updated with prior weeks aging notes. The prior weeks descending aging report is discarded. The aging report obtain is reviewed for current large dollar amounts due and any balances over 60 days past due. Each item on the report is further investigated and attempts are made to resolve delinquent payments with customers.
     Furthermore, several times a month, the Collection Dept will issue refunds upon customer requests. This overpayment may be due to open credit memos, overpayments, and payments received in error. The analysts try to use the funds as a credit on future expenditures by the customer. However, in some cases it is necessary to send a check to the customer. All supporting documentation, account status and billing history reports, will be gathered and forwarded on to the Collections CM for approval.

Transaction Name:	Aging
Individuals responsible:	Various
Title:	CA/Collector
Responsibilities:
•	Controlling the Financial Exposure
Description:
There are four main CAs who handle the Hanover Compression Limited Partnership customer accounts. Every Monday the analysts run their own assigned customer HCCA Aging – 7 Bucket Descending Amount report. The report is divided by analyst number and lists all the clients that each analyst is assigned. In general the clients are divided alphabetically with a few exceptions. The analysts review the report for large dollar amounts and balances over 60 days past due. The analysts will then log into the Oracle system and review the notes for the particular client. (Validation). The analysts will then call the customers to investigate the late payment. In some instances the customer will call into the credit department because the late payment is due to an incorrect invoice or no invoice being received. Several other issues for delinquent payment include downtime, change of address, rates incorrect, wrong location billed and reassignment issues. A reassignment is when one company purchases another company or lease and a leased compressor is on the property included in the transaction. The acquiring company must assume the lease payments however, unless the information was received after the billings were generated invoices may have been sent to the old company after the sale. Once the information is provided, all details are forwarded via email to all sales rep’s and sales assistant to review and verify so they can inform operations and billings of the changes.(Completion). From that point on, all departments will communicate to correct the billings.
The analyst will try to determine what the issue is and then proceed to either collect or have the account placed on “hold status” until all billings are corrected. If there is a problem account-payment arrangements can be made. There is no standard arrangement policy. The analyst informs management of customer issues. Management will make the decision to determine if payment arrangements can be made, if the customer does not forward payment as promised then management will make the decision on how to proceed to collect the account. The analyst will make attempts to motivate the customer to pay however they are not authorized to make “deals”. The analysts keep the collections CM and the DOC informed of the situations and if they feel it is necessary to make a deal they will work it out with the customer. This is when the account is escalated to upper management to handle. Once the account is brought current the account will then be assigned back to the assigned collector.
If there is a billing problem, the billing department will be informed. The analysts will give the customers a little leniency regarding the payments however; they will set deadlines and repossess compressors if management has provided instructions to do so. (Authorization of leniency and Deadline Follow up). Sales representatives, sales assistant and various operation locations are copied via email of the collection CM’s final decision. After all discussions with customers the analysts will enter comments into the notes log to let everyone know what is going on with the customers.
On Electronic Data Interchange (EDI) customers (Anadarko, BP, Chevron Texaco and Marathon) CA will run a separate aging for the various EDI accounts for delinquent invoices. CA will review the account status report looking for outstanding items and credit invoices issued for balance due invoices. (Validation). Also the billing history screen in Oracle will be examined to determine the credit memo number issued. For most large customers the analyst has different directions to request or inquire about any of the EDI accounts. For all EDI customers, the analyst will contact the customer’s accounts payable department to resolve the problem. Most of the communication is done via e-mail, relaying invoice numbers, check numbers, payment dates and disputed issues.
In some cases an analyst will request, via e-mail to the collections CM, that an account be put on “hold status” pending the issue(s). This is done on an internal basis to allow time for corrections to be made. This allows the billing department, sales representative and sales assistant time to enter the correct information into Oracle and informs the analysts not to contact the customer until all issues are resolved in a timely manner.

Transaction Name:	Unapplied Cash
Individuals responsible:	CAS
Title:	CA/Collector
Responsibilities:
•	Generates the Unapplied Cash Report
(AR109) The Cash Applications Analyst investigates the Unapplied cash receipts daily. If an adjustment is required, the Cash Applications Analyst will properly reapply the unapplied cash or if necessary prepare an adjustment form, attach the backup, and forward it to the DOC or Collections CM for approval.
     Unapplied funds are primarily due to reassignment issues, inability to produce an invoice, manual invoices, and international cash in advance jobs. The analyst collects on the large dollar amounts first by researching in Oracle and talking to the client. The CAS and Collectors attempt to find where the cash should be applied by reviewing for data entry error by the bank or by looking for any outstanding items or credit items that may be causing the problem. Once the CAS or Collector has determined what the problem is the CAS will appropriately reapply the cash. In most cases the reapplication of the cash will clear the unapplied cash but if an adjustment is required. The CAS will prepare the adjustment to include collector name as well as the customer account number, invoice number, dollar amount and the reason for the adjustment. The proper backup must accompany the adjustment. The adjustment form is then forwarded to the DOC or Collections CM for approval. AR026 Oracle requires the approvals of adjustments by the Collections CM, Sr. International Credit Analyst or the DOC. The Credit Manager and Sr. International Credit Analyst are authorized to approve adjustments up to $5,000. Adjustments over $5,000 must be approved by the Director of credit. (Authorization and Completeness)

Transaction Name:	Customer Refunds
Individuals responsible:	Various
Title:	CA/Collector
Responsibilities:
•	Creating Check Requests
Sometimes customers will request a refund check. This overpayment/credit memo may be due to reassignment issues, duplicate payments or downtime. The analysts will request the customer to take the credit or overpayment on their next check run if possible. Depending on the customer’s decision, should they want the refund check forwarded to them the customer will have to fax/email their request in writing along with their W-9 taxpayer certificate. The CAS will proceed with the refund request by researching the account to verify if there are no outstanding unpaid invoices. If all is in good standing the “Refund Request” is completed and forward to management for approval. Checks will be sent only after verifying that the customer has the credits on their account. (Verification). (e.g. A reassignment may have caused a company to pay an invoice that was no longer their responsibility and they no longer have any Hanover compressors, thus they would request a refund) The analysts will complete a standardized check request form designed by the Hanover collection department with all the detail info requested per the form. (Completeness). All supporting documentation, account status and billing history reports, will be attached. The request will be forwarded on to the DOC for approval. . If approved the DOC will sign the form and send it on to the AP department for processing. (Authorization). The CAS will make the adjusting enrty to clear the credit balance from A/R. A/P will then mail the check to the customer. The Collector will make a copy of the transaction for their file.
Accounts Receivable/Collections/Credit Authorizations
Provided by Dave Gutierrez
Title: DOC
Responsibilities: Managing Credit and Collections Departments
Credit Authorizations
When attempting to approve new customers that have sales in excess of $50,000 the DOC and the Collections CM will attempt to look at financial statements for the company. (Credit Checks/Authorizations) They attempt to determine the liquid net worth of the company and then look at 15-20% of that value for credit limit approval limits. They can also look at company trends, NACM reports, Dun and Bradstreet reports, and trade references. For most rentals they look for credit for 90 days. For example, a $1,500 a month rental times 3 months equals $4,500. A credit limit of $5,000 would be what the DOC and Collections CM would attempt to obtain. When talking to trade references they will ask about twice the attempted credit limit or in the previous example $10,000.
For smaller firms they try to be a little more flexible. These companies rent smaller horsepower items that the bigger firms will not rent. They will be more creative with payment options such as requiring first and last month rent to be paid in advance. If the client is within trucking range it is relatively easy for Hanover to get the compressor back if the client does not pay their bill. Hanover also looks at the qualitative factors like the reputation and payment history of the customer as well as the prior relationship of the customer with Hanover in making credit limit decisions.
The Collections CM approves credit limits up to $25,000 and the DOC provides secondary approval for all limits over that amount.
Accounts Receivable Month End
Hanover performs a hard close on the 30th of each month. When the check and other deposits come in, they are recorded on a cash sheet by Treasury. That sheet is sent to the Cash Application Analyst the next day. Cash Application Analyst makes sure that the information is correct and enters the information in the Oracle. Cash Application Analyst only enters information in Oracle once the Analyst is certain that the information is accurate. Since it may occasionally take two days from the time when the deposit and checks are received until they are recorded in Oracle, all deposits and checks that are received on the last two days of month are accrued for in unapplied cash account in GL. Any unbilled or unapplied revenue at the month end is also accrued for in separate G/L account. Finally, any unbilled or unapplied revenue or unapplied cash related to International A/R is accrued for in separate G/L account. (Accruals-Timing-Cutoff/Completeness) Also, the Cash Applications Analyst performs journal entries to clear out the AR clearing account at the end of the month and now daily as of July 25, 2005. The DOC signs off on these journal entries and they are filed at a central location. (Approval of manual JE’s) These accounts all roll into the total receivable balance monthly and quarterly.
Quarterly the DOC puts together a schedule of bad debts for all items to be written off. An adjustment is then performed for the bad debts write offs. A copy is provided to various individuals for review.
Collections
The DOC oversees the unapplied cash report by requiring all collectors to work a part of it each week and the CAS daily as of July 25, 2005. This is an attempt to clear as much as possible by month end.
     AR041 A Quarterly review and analysis of outstanding receivables is performed by the Director of Credit to ensure that collection issues are resolved in a timely manner and uncollectible accounts are reserved and written off as appropriate. The Director of Credit prepares a Bad Debt Reserve Analysis which is reviewed with Treasury Management on a quarterly basis. The Collections CM runs an over 90 day report over $50,000 that is reviewed by the DOC. The DOC reviews these reports with the collectors and reviews collectors’ notes on-line to determine which clients may have issues and the DOC helps resolve significant issues with past due accounts as required The Collections CM additionally helps in this regard. (Expedite collections) The DOC is the only one allowed to approve special terms and/or payment arrangements with a customer regarding invoice payment. E-mail correspondence or other documentation (hard copy and/or on-line) is kept documenting discussions with the client. Also, collection accounts placed with an attorney are documented.
If there is a credit is to be generated for a customer and it is the responsibility of operations then the operations department must complete a credit request form.
Accounts Receivable has a reserve account for any credit or bad debts. This reserve is created by taking 10% of the over 90 day items and 2.5 % of the remaining outstanding items. This reserve also includes amounts for specifically identified accounts which are accounts that have been determined to be at risk of default. The DOC looks at these problem accounts every quarter in order to update them. The DOC sends this updated version to the Treasurer for discussion and approval. The reserve analysis preparation and review procedure is documented quarterly.
     AR049 Oracle AR provides that adjustments to accounts receivable are accurately calculated and recorded. (This is a field control, and related testing is documented in locations’ matrices.)

(OR003089) Credit memos are approved based on company policy. (This is a field control, and related testing is documented in locations’ matrices.)
Setting Credit Limits
Definitions
1.	Credit Application: Approved form to be used in all new credit application requests. Blank forms are located on US Division shared drive H.

2.	Credit Investigator: Person in the Credit Department assigned to prepare the customer file for analysis by gathering commercial credit information that includes but is not limited to, credit application, public information sources, and financial statements.

3.	Credit Approver: Person in the Credit Department responsible for determining the recommended credit limit.

4.	Trade references: Suppliers who have sold the customer on open credit terms in the past and are willing to give objective ledger information about balances and payment habits.

5.	Bank references: Banks or financial institutions who have loaned capital to customers and are willing to give objective loan and payment information.
Responsibilities
1.	Accounts Receivable Manager – Responsible for protecting the Accounts Receivable asset from risk of credit loss through the execution of the Credit Policy in the areas of credit approval and collections as well as management of day-to-day operations of the Credit Department.

2.	Business Unit Manager – Co-owner of the responsibility for protection of the Accounts Receivable asset through collection of outstanding Accounts Receivable balances in their Business Unit. Responsible for obtaining credit information from their customers and to aid in the investigation process where needed. Co-owner of the responsibility of establishing payment terms.

3.	VP of Financial Services – Responsible for protecting the Accounts Receivable asset from risk of credit loss through the execution of the Credit Policy in the areas of credit approval and collections. Co-owner of the responsibility of establishing payment terms.
Approval Authority
1.	Accounts Receivable Manager – Approval level of up to $500,000 for credit sales. Approval level is delegated from the Vice President of Financial Services.

2.	Vice President of Financial Services – Approval level of up to $3,000,000. Approval level is delegated from Chief Financial Officer.

3.	Chief Financial Officer – Approval level of up to $5,000,000 or as governed by the Board of Directors delegation of authority guidelines.

4.	Operating Division President – Approval level of up to $5,000,000 or as governed by the Board of Directors delegation of authority guidelines.

Determination of a Credit Limit
1.	Based on the customer’s financial capacity and willingness to honor its’ financial obligations over time.

2.	Accurate credit limit requires analysis of the customer financial and qualitative information.
Credit Approval Process (see appendix A – Checklist for Obtaining Credit)
1.	Customer fills out Credit Application form and signs.

2.	Customer attaches financial statements as available (income statement, balance sheet, statement of cash flows).

3.	Credit Investigator obtains information from the trade and bank references supplied on the Credit Application and records it to the customer file.

4.	Credit Investigator reviews, analyzes, and records financial statements to the customer file.

5.	Credit Approver reviews all information in the customer file and determines a recommended credit limit based on credit policy criteria.

6.	All information obtained or contained in the customer file is to be treated with complete confidentiality. All information shared by the Credit Department with other Universal Compression departments for the purpose of granting credit is to be treated with complete confidentiality.

7.	Credit Limit information is internal and is designed to manage credit risk and is subject to change. Credit Limits are not to be discussed or disclosed to anyone outside of the company.
When Proposed Credit Limit is Greater than Recommended Credit Limit
1.	Security arrangements must be made to approve the credit sale. Security arrangements can include but are not limited to: corporate guarantee from related entity, Irrevocable Letter of Credit issued by a bank that is acceptable to Universal Compression, deposit on the account and prepayment of all or part of the proposed sale.

2.	Authority to approve credit sales above recommended credit limits will reside with management at level of Division President and above.
Payment Terms
Establishment of payment terms will be a shared responsibility of the Business Unit Management and Financial Services Department. Standard payment terms will apply to all customers who have an assigned credit limit.
1.	Standard payment terms will be Net 30 days from date of invoice for aftermarket services and parts invoices.

2.	Standard payment terms will be 1st of the month following issuance for contract compression invoices.

3.	The standard for fabrication invoices will be Net 30 days from date of invoice. Invoices will be based on milestones in the project and executed through progress billing invoices.

No shipments of the completed project are to go out until all progress billings that are due have been paid.
When Standard Payment Terms are Not Appropriate
1.	Field sales professional will advise the Business Unit management and Accounts Receivable Manager of reason standard terms do not apply.

2.	Field sales professional will submit a payment terms authorization form with the justification for the deviation from standard included to the Business Unit Manager. The Business Unit Manager will approve and route to the Accounts Receivable Manager.

3.	Accounts Receivable Manager will review, make assessments and recommendations as necessary.

4.	Accounts Receivable Manager will route to VP of Financial Services for final approval.
Changes to the Credit Policy and Procedures
1.	Changes to the Credit Policy and Procedures will be initiated by the Credit Manager.

2.	All changes will be in writing and approved by the Vice President of Financial Services.
CREDIT INVESTIGATION PROCEDURES
Addendum to “Setting Credit Limits” Policy
Delegation Of Authority Guidelines:

Credit Approval Amounts:
Credit Analyst	$10,000
Credit Manager –Canada	$10,000
AR Supervisor	$100,000
AR Manager	$500,000	**
VP Financial Services	$3,000,000 **a
** — Initial Approval or Increase of Existing Limit
a-Additional approval levels delegated based on written approval from corporate officers on a case by case basis
For all initial credit limit approvals or modifications to inactive accounts after September 1, 2004 the following minimum standards must be documented in the credit file:
Credit Limits Below $10,000
To include but is not limited to:
1. Completed & approved Customer Master Approval (CMA) form (Appendix A)
2. Signed and completed credit application or substitute form from customer (Appendix B)
3. Completed credit references from 3 independent trade reference sources.
4. Bank reference as available.
5. Copy of executed proof of security documents, when applicable, (Corporate Guarantee, Letter of Credit, ect) with original to appropriate entity (eg Guarantee to Legal Department).
Credit Limits Above $10,000:
To include but is not limited to:
1. Completed & approved CMA form.

2. Signed and completed credit application or substitute form from customer (Appendix B)
3. Dun & Bradstreet or similar trade bureau report, or documentation that such report was requested but not available.
4. Adequate public credit and financial information such as audited financial statements, bank references, or completed credit references from 3 independent trade reference sources.
5. Copy of executed proof of security documents, when applicable, (Corporate Guarantee, Letter of Credit, ect) with original to appropriate entity (eg Guarantee to Legal Department).
NOTE: Written approval by the AR Manager or Company Officer with sufficient approval authority may be substituted for items 3 through 5 above.
Responsibilities:
Credit Manager — Canada: Responsible for making entries into JDE to set up approved new accounts and to make approved changes to the Address Book and Customer Master. Responsible for the timeliness of the credit approval process and compliance to standard procedures. Responsible for the investigation and approval of new and existing accounts and sales order holds within delegation of authority limits. Responsible for the maintenance of the credit files and the related archive process.
Credit Analyst: Responsible for making entries into JDE to set up approved new accounts and to make approved changes to the Address Book and Customer Master. Responsible for the timeliness of the credit approval process and compliance to standard procedures. Responsible for the investigation and approval of new and existing accounts and sales order holds within delegation of authority limits. Responsible for the maintenance of the credit files and the related archive process.
AR Credit and Collections Supervisor: Supervises approval work assigned Collections Clerks. Responsible for the investigation and approval of new and existing accounts and sales order holds within delegation of authority limits.
AR Manager: Supervises approval work of the Credit Department and is responsible for the investigation and approval of new and existing accounts and sales order holds within delegation of authority limits.
VP of Financial Services: General supervision of the approval work done in the Credit Department and for specific approval of those new and existing accounts within delegation of authority limits.
Credit Investigation Process:
1) New account requests will be routed to the Credit Analyst or Credit Manager – Canada for Canadian accounts.
2) Account will be investigated adhering to minimum standards for the credit file.
3) New limits will be established with proper approval signed on the Customer Master Approval (CMA) form. CANADA: Credit Manager Canada will email this and credit file information to AR Manager or AR Credit and Collections Supervisor.
4) Approved completed credit files with signed CMA will be routed to Credit Analyst for posting to the Address Book in JDE. CANADA: Credit Manager Canada will be notified of approved completed credit files and approval will be granted in the Customer Master Workflow process in JDE.
5) Credit Analyst and Credit Manager – Canada will also maintain the Customer Master File in their respective areas in JDE and consequently initiate the workflow process for those requests over their limit to the appropriate approver.
6) Credit Analyst and Credit Manager – Canada will file the completed credit files.
Credit Holds:
1)	Holds will be monitored through the Release Holds screen in JDE by the Credit Analyst, Credit Manager – Canada, AR Credit and Collections Supervisor, and AR Manager, based on the delegation of authority guidelines regarding the total exposure amounts related to the hold.

2)	Situations calling for a credit limit change will be treated as any other existing account request for changing the credit limit and will follow the credit investigation process.
Lease Takeover Accounts
1)	Fleet Applications Coordinators will send Credit Analyst information regarding company taking over lease if an account is not already established.

2)	Credit Analyst will set new account up and notify coordinator, sales, and appropriate credit approver if over their delegation of authority limits.

3)	Credit Analyst will work with the salesman to obtain proper credit information adhering to minimum standards for the credit file and credit approval will follow the credit investigation process.

4)	Any contingencies involving extension of credit to these customers will be worked out between Credit and Sales Management.

EXHIBIT “C”
FORM OF MANAGER REPORT
[SEE ATTACHED]

EXHIBIT “D”
OVERHAUL POLICY
Overhaul Capitalization Guidelines (Service Types C71 through C78)
•	Separate overhaul cap-adds are required for each component (i.e. engine overhaul, compressor overhaul, cooler overhaul).

•	On integral units (i.e. Ajax) the power-end is defined as the frame out to the power cylinders and heads. The compressor-end is defined as the C.E. crosshead pin and guide out.

•	Capitalized overhauls are limited to one current asset per overhaul type. The net book value of any existing overhaul asset will be expensed to the responsible region.

•	Minimum total cost to qualify for capitalization is based on HP:

	Overhaul	Top End
Horsepower of Unit	Minimum Cost	Minimum Cost
0-70	$5,000	N/A
71-699	$7,500	$3,000 *
700+	$10,000	$7,000
•	Freight charges for swing components and overhaul parts to the work site, and lift equipment associated with the overhaul or swing should be included for capitalization.

•	Freight charges within a single region from the yard to the shop for overhaul should be included for capitalization.

•	Freight charges to transport a unit from a customer site to a shop for overhaul, from a shop to a customer lease site, or between two separate regional shops should not be included for capitalization.

•	Removal of structures over the compressor package to facilitate in overhaul of the component should be included for capitalization.

•	On compressor overhauls, only parts on the compressor within the cylinder suction and discharge flanges, and to the mounting feet and coupling should be included for capitalization. If re-grouting the frame is required as part of the overhaul, these costs may be included for capitalization.

•	On engine overhauls, only parts on the engine, to the mounting feet and coupling should be included for capitalization. This includes, auxiliary components mounted on the engine such as starters, governors, alternators, fuel regulators, oil coolers, after-coolers, and ignition devices. On smaller units with a separate engine radiator, repair of the radiator may be included with the overhaul for capitalization.

•	Replacement of catalyst elements should not be included for capitalization.

•	On engine swings, a supplemental work order is to be opened to capture charges for engine adders. Missing parts not sent in with the engine core will not be capitalized.

•	Complete top-end overhauls may be capitalized when the entire set of heads are replaced. Additional parts may include fuel regulators, magnetos, water pumps, thermostats, carburetors, and turbochargers.

•	Top-end overhauls on G3400 series Turbocharged Caterpillar engines should not be included for capitalization

•	On cooler overhauls replacement bundles or tubes, structural repairs to the cooler, and fan/drive components should be included for capitalization. Where repairs to individual sections meet capital minimum cost amounts, a separate cap-add is allowed for each section so long as each asset can be identified. Identifiers for cooler sections should be as follows: EJW, IC1, IC2, IC3, and AC. Only one fixed asset is allowed per section.

•	Labor to overhaul or exchange the component should be capitalized.

•	Labor and materials associated with problems with start-up and / or running the unit, troubleshooting, or standby time should not be included for capitalization.

•	Any charges associated with repairs performed prior to or after the overhaul should not be included for capitalization.

•	Coolant / antifreeze should not be included for capitalization and should be expensed as part of R&M cost.

•	Oil should not be included for capitalization and should be expensed as part of R&M cost.

•	Spare parts should not be included for capitalization and should be expensed as part of R&M cost.

•	Additional charges for general repairs of the unit and make ready charges are not to be included on the overhaul cap-add and should be expensed if not covered by a separate cap-add. These may include, but are not limited to: dump valves, process piping, vessels, relief valves, mist pad replacement, panel repairs, control repairs, etc.

•	Re-cylindering and re-staging units may be capitalizable if it is determined that it increases the quantity and / or quality of services received from the unit by extending the useful life of the asset or increasing the lot-term utilization. Such charges should not be included as a capitalized overhaul, but should be captured under a separate modification or repackage cap-add.

•	Additions of AFRC systems and new catalytic converters may be capitalizable, but should be captured under a separate cap-add as a modification.

•	New panels and engine control devices may be capitalizable, but should be captured under a separate cap-add as a modification.
See Overhaul Capital Expenditures corporate accounting policy FA101 for clarification.

Schedule 5.7(a)
SUBLIMITS TO PERILS SCHEDULE